Exhibit (d)(6)

TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

This Transfer Agency And Shareholder Services Agreement is made as of January 28, 2014 (“Effective Date”) by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and each “Fund”, which is hereby defined to mean, as the context requires:

(i)

each (A) Investment Company (as defined immediately below) listed on Appendix B having no Portfolios listed on Appendix B, and (ii) “Separate Portfolio”, which is hereby defined to mean each Portfolio listed on Schedule B which for purposes of Sections 18(f)(1) and 18(f)(2) of the 1940 Act and Rules 18f-2 and 18f-3 promulgated by the SEC under the 1940 Act must be provided with rights and liabilities separate and distinct from all other Portfolios. To the extent a Separate Portfolio consists of Portfolios which are not Separate Portfolios (“Included Portfolios”), the Included Portfolios shall be considered together with the relevant Separate Portfolio as one “Fund”. “Investment Company” means a SEC-registered investment company and any other collective investment vehicle or legal entity of whatsoever nature, whether or not registered with the SEC; and

(ii)	BlackRock Advisors, LLC, with respect to the BlackRock CollegeAdvantage Options listed on Appendix B.

Capitalized terms, and certain non-capitalized terms, not otherwise defined herein shall have the meanings set forth in Appendix A (Appendix A also contains an index of defined terms providing the location of all defined terms). The term “Agreement” shall mean this Transfer Agency And Shareholder Services Agreement as constituted on the Effective Date, and thereafter as it may be amended from time to time as provided for herein. All references to “Appendix B” herein mean Appendix B attached hereto as constituted on the Effective Date, and thereafter as it may be amended or deemed amended from time to time pursuant to Section 16(b), 20(l) or 22.

Each Fund wishes to retain BNYM to serve as its transfer agent, registrar, dividend disbursing agent and shareholder servicing agent, or, if applicable, to serve as the transfer agent, registrar, dividend disbursing agent.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:

1. Appointment. The Fund hereby appoints BNYM to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund and BNYM accepts such appointments and agrees in connection with such appointments to furnish the services expressly set forth in Section 3 or an Appendix or Schedule hereto ( the “Services”). BNYM represents that it is currently registered with the SEC as a transfer agent and will remain so registered during the effectiveness of this Agreement. BNYM shall be under no duty to provide any service to or on behalf of the Fund except as specifically set forth in Section 3, an Appendix or Schedule hereto or as BNYM and the Fund may specifically agree in a written amendment hereto. BNYM shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund not engaged by BNYM.

2. Records; Visits. The books and records pertaining to the Fund required by the Securities Laws which are in the possession or under the control of BNYM shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the Securities Laws applicable to open-end or closed-end management investment companies registered under the 1940 Act. Such books and records shall, to the extent practicable, be maintained separately for each Fund. Authorized Persons shall have access to such books and records at all times during BNYM’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNYM to an Authorized Person at the Fund’s expense.

3. Services.

(a) General Services:

(1) BNYM shall provide the services described from time to time in Schedule 1 (Services and Service Levels) on an ongoing basis to the extent applicable to a particular Fund, including, as applicable, the following:

(i)	Prepare and certify shareholder lists in conjunction with proxy solicitations;

(ii)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with BNYM;

(iii)	Provide detailed data for underwriter/broker confirmations;

(iv)	Notify on a timely basis the Fund’s investment adviser, accounting agent, and Fund Custodian of Share activity;

(v)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(vi)	Remediation Services, as required;

(vii)	Calculate 12b-1 payments;

(viii)

Calculate front-end sales charges and deferred sales charges payable in connection with the purchase of applicable investor class Shares and provide for the payment of all such sales charges to dealers, unless in Written Instructions the Fund expressly directs BNYM otherwise with reasonable advance notice; and

(ix)	IRS TIN Correspondence.

(A)	Definitions. For purposes of this Section 3(a)(1)(ix):

(i)	“60th Day” means the day which follows by sixty (60) days the date affixed by the IRS to the relevant IRS TIN Communication.

(ii)

“CP-2100 Notice” means a notice to a Fund from the IRS titled “Notice: CP-2100” for a specified tax year in which the IRS states, among other things, that some shareholders of the Fund may have provided an incorrect Taxpayer Identification Number or an invalid combination of name and Taxpayer Identification Number and that the Fund may need to begin backup withholding.

(iii)

“Documentary Evidence” means IRS TIN Communications, any written correspondence (including emails) from BNYM or from the Fund to the IRS related to an IRS TIN Communication, and any other written or recorded evidence that is reasonably relevant to the matter sought to be proved, including a written memorandum which purports to memorialize the contents of a personal or telephone conversation and which contains, in addition to the contents of the conversation, the date and approximate time the conversation occurred and the person with whom it occurred.

(iv)

“Penalty Notice” means a notice to a Fund from the IRS titled “FORM: CVL PEN” for a specified tax year in which the IRS, among other things, states that a penalty is proposed for the specified tax year due to information returns filed by the Fund for that tax year and provides information to the Fund with respect to action that should be taken and responses that may be taken with respect to the proposed penalty.

(B)

IRS TIN Communications. The Fund agrees to provide to BNYM as soon as practicable after receipt, a copy of all CP-2100 Notices, all Penalty Notices and all IRS correspondence related to a CP-2100 Notice, a Penalty Notice or a response to a CP-2100 Notice or Penalty Notice (each, an “IRS TIN Communication”) in order to permit BNYM sufficient time to respond to IRS TIN Communications.

(C)

Abatement. Upon receipt of an IRS TIN Communication on behalf of or from the Fund, BNYM will engage in commercially reasonable conduct to respond in an appropriate manner to the IRS TIN Communication, including by way of illustration and not limitation, complying with instructions in CP-2100 Notices to mail “B Notices” to certain Shareholders or institute backup withholding with respect to certain Shareholders and seeking to abate penalties cited in a Penalty Filing. The Fund will deliver to BNYM, pursuant to the provisions of (E) below, copies of all CP-2100 Notices and IRS correspondence related to a CP-2100 Notice, a Penalty Notice or a response to a CP-2100 Notice or Penalty Notice within 5 days of receipt, and copies of all Penalty Notices, within 10 days of receipt (such 5 and 10 day periods being referred to collectively herein as the “Delivery Period”). If BNYM reasonably determines that a penalty cited in a Penalty Notice or IRS correspondence related to a Penalty Notice cannot be abated or abated any further with commercially reasonable conduct, BNYM will notify the Fund and provide reasonable assistance to the Fund if the Fund requests BNYM’s assistance with Fund efforts to further seek abatement of the penalty. In consideration for such assistance, the Fund shall be obligated to pay BNYM for the Fees and reimburse BNYM for the Reimbursable Expenses to the extent set forth in the Fee Agreement for the services performed by BNYM in providing such assistance. In the event a Fund’s request for assistance under this Section 3(a)(1)(ix) requires in the reasonable judgment of BNYM services requiring BNYM to be paid fees or requiring it to incur expenses other than as provided for in the Fee Agreement (“Special Tax Services”), BNYM shall notify the Fund and BNYM shall be obligated to perform the Special Tax Services only to the extent the Special Tax Services constitute reasonable assistance and the Fund agrees in writing to pay BNYM the associated fees and reimburse BNYM the associated expenses.

(D)

Payment of Penalties. Except as provided in the proviso below, BNYM shall be obligated to pay on the Fund’s behalf any penalty assessed by the IRS against the Fund due to the late filing of a 1099 or due to an error in filling out a 1099 with information properly furnished by a shareholder (“BNYM Error”); provided, however:

(i)

In the event BNYM receives a IRS TIN Communication from the Fund after the Delivery Period but on or before the 60th Day (a “Late Receipt”) and the IRS TIN Communication assesses a penalty against the Fund for a BNYM Error (a “BNYM Penalty”) that BNYM is unable to abate in full, the Fund shall be responsible for payment of the BNYM Penalty if BNYM provides reasonable Documentary Evidence that BNYM was unable to abate the BNYM Penalty in full due to its receipt of the IRS TIN Communication after the expiration of the Delivery Period; provided further, however, notwithstanding the foregoing, if in response to BNYM’s efforts to abate a BNYM Penalty the IRS indicates in an IRS TIN Communication that BNYM will not be permitted to abate the BNYM Penalty due to the nature or some other aspect of the BNYM Error, then BNYM shall be obligated to pay the BNYM Penalty unless the IRS indicates that it will not permit any such abatement efforts due to a series of late responses to IRS TIN Correspondence and the late responses are reasonably related to a series of Late Receipts; and

(ii)	In the event BNYM receives an IRS TIN Communication from the Fund after the 60th Day, the Fund shall be responsible for the payment of all penalties that BNYM is unable to abate in full.

(E)	Delivery. All IRS TIN Communications shall be delivered to BNYM by the Fund as follows:

(i)

The Fund shall scan all pages of each separate IRS TIN Communication into an electronic image document having the .pdf suffix and transmit the .pdf document by electronic mail to one of the email addresses contained in a separate written listing of IRS TIN Communication contacts provided by BNYM to the Fund, as such list may be amended (an “IRS Email”). For purposes of determining compliance with the Delivery Period requirement in Section 3(a)(1)(ix)(C) above, IRS Emails received by BNYM on or before 4 PM (Eastern Time) on a business day shall be deemed received on the business day of receipt and IRS Emails received on a business day after 4 PM (Eastern Time) or on a non-business day shall be deemed received on the business day next following the day of receipt.

(ii)

Simultaneously with the transmission of the IRS Email or promptly thereafter the Fund will send the original of the IRS Communication corresponding to the .pdf document in the IRS Email to BNYM by mail.

(2) Purchase of Shares. BNYM shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:

(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund Custodian.

(3) Redemption of Shares. BNYM shall process requests to redeem Shares as follows:

(i)

All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the Shareholder tenders Shares in proper form, accompanied by such documents as BNYM reasonably may deem necessary.

(ii)

BNYM reserves the right to refuse to transfer or redeem Shares until it is reasonably satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the reasonable refusal, in good faith, to process transfers or redemptions which BNYM, in its reasonable judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)

When Shares are redeemed, BNYM shall deliver to the Fund Custodian and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by BNYM reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)

BNYM shall, upon receipt of the monies provided to it by the Fund Custodian for the redemption of Shares, pay such monies as are received from the Fund Custodian, all in accordance with the procedures established from time to time between BNYM and the Fund. Without limiting the generality of the foregoing, with respect to broker-dealers who transmit transaction instructions to BNYM through the NSCC, BNYM will each Business Day pay such broker-dealers amounts equal to net redemption positions for that Business Day through the process established by the NSCC, and with respect to broker-dealers who transmit transaction instructions to BNYM by other means approved by BNYM, BNYM will each Business Day pay such broker-dealers by wire transfer amounts equal to net redemption positions for that Business Day; provided, however, in each case the Fund Custodian has provided BNYM with appropriate funds.

(v)

BNYM shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by BNYM or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(4) Dividends and Distributions. Upon receipt by BNYM of Written Instructions containing all requisite information that may be reasonably requested by BNYM, including payment directions and authorization, BNYM shall issue Shares in payment of the dividend or distribution, or, upon Shareholder election, pay such dividend or distribution in cash, if provided for in the Fund’s prospectus. If requested by BNYM, the Fund shall furnish a certified resolution of the Fund’s Board declaring and authorizing the payment of a dividend or other distribution but BNYM shall have no duty to request such. Issuance of Shares or payment of a dividend or distribution as provided for in this Section 3(a)(4), as well as payments upon redemption as described in Section 3(a)(3), shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. BNYM shall (i) mail to the Fund’s Shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation; and (ii) prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends by the Fund paid to its Shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations; provided, however, notwithstanding the foregoing and notwithstanding any other provision of this Section 3(a)(4) or this Agreement: (A) BNYM’s exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to the Fund shall be, upon receipt of specific Written Instructions to such effect, to receive from the Fund the information which is to be printed on the statement, to print such information on appropriate paper stock and to mail such statement to Shareholders, and (B) BNYM’s sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by such a written statement shall be to act strictly in accordance with the first three sentences of this Section 3(a)(4).

(5) Shareholder Account Services. BNYM may arrange, in accordance with the prospectus and Written Procedures:

(i)	For issuance of Shares obtained through:

(A)	Any pre-authorized check plan; and

(B)	Direct purchases through broker wire orders, checks and applications.

(ii)	For a Shareholder’s:

(A)	Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

(B)	Automatic redemption from an account where that Shareholder participates in an automatic redemption plan; and/or

(C)	Redemption of Shares from an account with a checkwriting privilege.

(6) Communications to Shareholders.

(i)	Subject to receipt by BNYM of timely Written Instructions where appropriate, BNYM shall mail all communications by the Fund to its Shareholders, including but not limited to:

(A)	Reports to Shareholders;

(B)	Confirmations of purchases and sales of Fund Shares;

(C)	Monthly or quarterly statements;

(D)	Dividend and distribution notices; and

(E)	Tax form information.

(ii)

BNYM will provide electronic delivery of the Shareholder communications listed in Section 3(a)(6)(i) above to individual Shareholders, with the exception of clause (E), tax form information, upon the satisfaction by individual Shareholders of all pre-requisite requirements for electronic delivery.

(iii)	BNYM will answer such correspondence from Shareholders, securities brokers and others relating to its duties hereunder and such other correspondence pursuant to Written Procedures.

(7) Records. BNYM shall maintain accurate records of the accounts for each Shareholder showing the following information and, subject to the terms of Schedule 3, otherwise as required by the Securities Laws:

(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)

Historical information regarding the account of each Shareholder, including: (A) information relating to dividends and distributions paid, (B) the date and price for all transactions relating to Fund Shares in a Shareholder’s account; and (C) information necessary to calculate, in accordance with the Fund’s registration statement, the appropriate contingent deferred sales charge (“CDSC”) payable with respect to applicable share classes;

(iv)	Any stop or restraining order placed against a Shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a Shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for BNYM to perform any calculations required by this Agreement or the Securities Laws.

(8) Lost or Stolen Certificates. BNYM shall in accordance with Written Procedures place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new book-entry interest shall be registered and issued in replacement of such certificate only upon:

(i)	The Shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by BNYM; and

(ii)	Completion of a release and indemnification agreement signed by the Shareholder to protect BNYM and its affiliates.

(9) Shareholder Inspection of Stock Records. Upon receiving a request from a Fund Shareholder to inspect stock records, BNYM will notify the Fund in a manner reasonable and timely under the circumstances and the Fund will be responsible for issuing any instructions granting or denying each such request. Unless BNYM has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release BNYM from any liability for refusal of permission for a particular Shareholder to inspect the Fund’s stock records.

(10) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, BNYM shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(11) Lost Shareholders.

(A)	BNYM shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below.

(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(iv)	preparation and submission of data required under the Lost Shareholder Rule.

(B)

For purposes of clarification: Section 3(a)(11)(A) does not obligate BNYM to perform the services described therein for broker-controlled accounts, omnibus accounts and similar accounts with respect to which BNYM does not receive or maintain information which would permit it to determine whether the account owner is a “lost securityholder”, as that term is defined in the Lost Shareholder Rule.

(12) Tax-Advantaged Accounts.

(A)	Certain definitions:

(i)	“Eligible Assets” means shares of the Fund and such other assets as the Fund and BNYM may mutually agree.

(ii)	“Participant” means a beneficial owner of a Custodied Account.

(iii)	“Custodied Account” means a Tax-Advantaged Account with respect to which the Custodian serves as the custodian.

(iv)

“Tax-Advantaged Account” means (A) any of the following accounts: (i) a Traditional, SEP, Roth, or SIMPLE individual retirement account within the meaning of Section 408 of the Code, and (ii) a Coverdell educational savings account within the meaning of Section 530 of the Code; (B) which is facilitated or sponsored by the Fund (or affiliates of the Fund’s investment advisor or management company and approved by the Fund) and with respect to which the contributions of Participants are used to purchase or invest solely in Eligible Assets.

(B)	BNYM shall provide the following administrative services to Custodied Accounts:

(i)	To the extent a particular administrative service is appropriate to the Custodied Account under the Code:

(aa)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(bb)	Record method of distribution requested and/or made;

(cc)	Receive and process designation of beneficiary forms requests;

(dd)	Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(ee)

Prepare any Federal annual reports or returns required to be prepared and/or filed by a custodian of Tax-Advantaged Accounts, including, but not limited to, an annual fair market value report, IRS Forms 1099R and 5498; and file same with the IRS and provide same to the Participant or Participant’s beneficiary, as applicable; and

(ff)	Perform applicable Federal withholding and send to the Participant or Participant’s beneficiary, as applicable, an annual TEFRA notice regarding required federal tax withholding; and

(ii)	Perform applicable state withholding and prepare and deliver or prepare and file any state forms, reports or returns required due the withholding of state tax amounts.

(C)

BNYM shall arrange for BNYM Trust, BNY Mellon Bank or other qualified institution (which may be an Affiliate of BNYM) to serve as custodian for the Tax-Advantaged Accounts. BNYM shall provide reasonable advance written notice of the appointment of an institution that is not an Affiliate of BNYM. The institution serving as custodian pursuant to the foregoing authorization is referred to herein as the “Custodian”. In consideration for such service and the services of the Custodian, the Fund agrees:

(i)

The Fund will provide sixty (60) days advance written notice, or if such notice is not reasonably practicable under the circumstances as much advance notice as is practicable under the circumstances, to BNYM, the Custodian and Participants in connection with a Fund liquidation or any other event or circumstance or act or course of conduct involving the Fund or assets held in a Custodied Account that would result in an involuntary liquidation of any asset held in a Custodied Account or would otherwise materially affect the Custodied Account, its operation, the rights or obligations of a Participant, any asset in a Custodied Account or the terms or provisions of a Custodied Account (“Material Event”), regardless of whether the Material Event was or was not described in an amendment to the Fund’s prospectus or statement of additional information, and reimburse BNYM and the Custodian for all reasonable costs, including costs of legal counsel, incurred in determining, in consideration of the Material Event, an appropriate course of conduct under the law, including the Code, and under agreements with Participants and in implementing the course of conduct determined to be appropriate;

(ii)	The Fund will, at its own cost and expense, at the request of BNYM and in accordance with all applicable provisions of the Code:

(aa)

appoint and provide for a qualified successor custodian for all Custodied Accounts in the event this Agreement expires or is terminated or if any other event or circumstance occurs which constitutes commercially reasonable cause for the Custodian to resign as custodian of the Custodied Accounts or seek appointment of a successor custodian,

(bb)	provide for any interim custodial or transfer arrangements made appropriate by any of the circumstances governed by clause (aa), and

(cc)	cause all Custodied Accounts and all assets in the Custodied Accounts to transfer to such successor or interim custodians;

(iii)

The Custodian may require Participants and all employers, advisors or other parties involved in any manner in the creation, sponsorship or administration of Custodied Accounts or their relevant plans or involved in any other capacity with Custodied Accounts or their relevant plans (“Related Parties”) to adopt, execute or otherwise agree to disclosure documents, custodial agreements, account agreements and such other forms, agreements and materials which it reasonably determines to be appropriate for the establishment and administration of the Custodied Accounts or relevant plans under applicable law, including the Code (“Account Documentation”) or for the services provided as Custodian; and

(iv)

The Custodian may directly furnish Account Documentation and all other written notifications, materials and communications which it reasonably determines to be appropriate to its role as Custodian (“Related Custodian Materials”) to Participants and Related Parties and the Fund will upon the reasonable request of BNYM or the Custodian coordinate joint mailings of Account Documentation and Related Custodian Materials with Fund materials.

(D)

In consideration for BNYM or the Custodian furnishing any one or more of the services provided for in this Section 3(a)(12), whether alone or in combination with others, the Fund shall pay to BNYM the related Fees and Reimbursable Expenses as set forth in the Fee Agreement. The Fund may instruct BNYM to charge account owners for certain of such Fees and Reimbursable Expenses, but to the extent BNYM is not able employing commercially reasonable measures to collect such Fees and Reimbursable Expenses from account owners, the Fund shall remain liable to BNYM for such Fees and Reimbursable Expenses.

(E)	With respect to accounts of Shareholders of the Funds established under Section 403(b) of the Code prior to the execution of this Agreement (“403(b) Accounts”):

(i)	BNYM will:

(aa)	Arrange for BNYM Trust, BNY Mellon Bank or other qualified institution (which may be an Affiliate of BNYM) to serve as custodian;

(bb)	Perform all appropriate recordkeeping services provided for other Fund Shareholder accounts under this Agreement;

(cc)	Accept and process distributions from the 403(b) Accounts in accordance with instructions received in good order from account owners or their legal representatives, as appropriate;

(dd)	Accept and process monetary amounts submitted in good order to BNYM after the Effective Date as the repayment of a loan made to a 403(b) Account owner prior to the Effective Date;

(ee)	Provide federal tax reporting appropriate to federal Form 1099-R; and

(ff)

Provide to owners of the 403(b) Accounts such custodial documents in amendment or supplement to or in replacement of the custodial documents in effect for such accounts as of the Effective Date as determined to be appropriate in the commercially reasonable judgment of BNYM in accordance any changes to the Code or regulations thereunder.

(ii)

The Fund will have the same responsibilities and obligations with respect to the 403(b) Accounts pursuant to Sections 3(a)(12)(C) and (D) as they have with respect to the Custodied Accounts pursuant to such Sections.

(13) Print Mail. The Fund hereby engages BNYM as its exclusive print/mail service provider with respect to the print/mail items listed in the Fee Agreement (“Print Mail Items”) at the fees set forth in the Fee Agreement. Based on the priorities provided by the Fund in Written Instructions, BNYM will manage the production of all Print Mail Items.

(14) Levies and Other Legal Process.

(a) In the event (i) BNYM directly receives a Levy (defined immediately below) that has been properly served, (ii) the Fund receives a Levy that has been properly served and delivers the Levy to BNYM, or (iii) the Fund accepts service of a Levy that has not been properly served and delivers the Levy to BNYM, then in each such case BNYM will within a commercially reasonable period following receipt of such Levy take such commercially reasonable actions as may be directed by the Levy, including without limitation furnishing information and documentation, redeeming Shares and disbursing the proceeds, and placing transactional restrictions on and removing transactional restrictions from accounts. “Levy” means a levy issued by the IRS, a state tax authority or other Federal or state authority and directed at BNYM or the Fund requiring that a particular action or actions be taken with respect to a current or former Shareholder of a Fund or a Fund account of such a Shareholder. BNYM may in its reasonable discretion seek to limit or reduce by any reasonable means the scope and coverage of a Levy and seek extensions of the period to respond.

(b) In the event that BNYM receives a Legal Process Item (defined immediately below), BNYM will forward the Legal Process Item in a timely manner to the Fund using the overnight delivery service of a national mail carrier service. “Legal Process Item” means civil and criminal subpoenas, civil or criminal seizure or restraining orders, writs of execution and other functionally equivalent legal process items directed at BNYM or the Fund requiring that a particular action or actions be taken with respect to a current or former Shareholder of a Fund or a Fund account of such a Shareholder. For clarification: Legal Process Items exclude Levies.

(15) Unclaimed Property Services.

(A) Subject to the further provisions of this Section 3(a)(15) and to Sections 9(f) and 19(c), BNYM shall employ commercially reasonable measures to comply on behalf of a Fund with the unclaimed property laws and regulations of the States and Territories of the United States (as defined below) (“Unclaimed Property Laws”) with respect to Eligible Property (as defined below). In connection with its performance of the foregoing services (“Unclaimed Property Services”), BNYM and its subcontractors shall be entitled to rely on the advice of counsel with respect to the unclaimed property laws and shall not be liable for conduct undertaken in accordance with such advice. For purposes of the foregoing:

(i)

“States and Territories of the United States” means the states of the United States of America, the District of Columbia, Guam, Puerto Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government which subsequent to the Effective Date adopts a statute substantially similar to the Uniform Unclaimed Property Act of 1995 (or its then current successor).

(ii)

“Eligible Property” means property beneficially owned by a person or entity other than the Fund and held in a bank account maintained by BNYM for or on behalf of the Fund, or property held in a Fund Shareholder account, which is (x) subject to reporting or escheat under an Unclaimed Property Law, (y) of a nature or type or classification reasonably related to the services performed by BNYM under this Agreement (such as cash amounts representing non- negotiated dividend checks and shares in abandoned Shareholder accounts), and (z) under the control of BNYM.

(B) The provisions of this subsection (B) apply to all Funds but solely with respect to periods prior to their conversion to the BNYM System:

BNYM shall have no liability for any Loss arising (i) with respect to Eligible Property deemed abandoned or unclaimed before the Effective Date but not reported or delivered to the applicable jurisdiction as required by an Unclaimed Property Law; (ii) from any inaccuracy in, or from the absence of any data or information from, any records of the Fund provided to BNYM and used to perform the Unclaimed Property Services, including without limitation absences due to the failure to record the occurrence or non-occurrence of events relevant to an Unclaimed Property Law; (iii) from any other failure of any party, other than BNYM and its sub-contractors pursuant to this Section 3(a)(15), to comply with an Unclaimed Property Law or to perform a service required for accurate, timely and complete future compliance with an Unclaimed Property Law (collectively, “Compliance Failures”). BNYM will in good faith seek to respond in a reasonable manner to Compliance Failures of which it becomes aware, but shall have no liability for any course of conduct undertaken in accordance with the foregoing. The Fund alone shall be exclusively liable for and shall directly pay any fines, penalties, interest or other monetary liability, payment obligations or remediation requirements that arise due to a Compliance Failure. Notwithstanding any other provision of the Agreement, the Fund shall indemnify BNYM for all Loss BNYM suffers or incurs as a result of or in connection with any Compliance Failure, including without limitation any Loss suffered or incurred as a result of seeking in good faith to respond in a reasonable manner to the Compliance Failure. In addition to any Fees and Reimbursement of Expenses that BNYM may be entitled to under Section 3(a)(15)(A), in the event BNYM performs any services in connection with Compliance Failures BNYM shall be entitled to be paid Fees for such services at the rate set forth in the Fee Agreement, or if no applicable fee is set forth therein, at commercially reasonable rates, and to a reimbursement of all reasonable expenses incurred in connection with such services, and the Fund shall pay BNYM such fees and reimburse BNYM for such expenses upon being invoiced.

(C) The Fund shall be the “holder” under all Unclaimed Property Laws, as that term is defined therein, and BNYM shall act solely as agent of the Fund in performing the Unclaimed Property Services. The Fund hereby authorizes BNYM to sign reports, to sign letters, to communicate with government representatives, current and former Shareholders and other appropriate third parties and otherwise to act in all manners on behalf of and in the name of the Fund and to utilize all Tax Identification Numbers or other appropriate identifying numbers or data of a Fund (“Identification Data”) in the scope and manner BNYM reasonably determines to be appropriate to perform the Unclaimed Property Services, including for clarification utilizing the Identification Data associated with each specific portfolio of the Fund (including each class, series, tier or other subdivision of a portfolio, if any) for reporting purposes if such is determined to be appropriate based on an Unclaimed Property Law. The Fund agrees to execute and deliver to BNYM all documentation or instruments reasonably requested by BNYM to evidence such authorization but agrees that the authority of BNYM to act on behalf of and in the name of the Fund as described above and to use the Identification Data shall not be diminished or revoked by the absence of such documentation or instruments, and the Fund irrevocably releases BNYM from any and all Claims against BNYM on the grounds of absence of such authority. This Section 3(a)(15)(C) shall survive any termination of the Agreement.

(D) The Fund agrees, upon the reasonable written request of BNYM, to:

(i) execute and deliver to BNYM in a timely manner any reports, forms, documents and instruments reasonably determined by BNYM to be appropriate in connection with its performance the Unclaimed Property Services;

(ii) respond in a timely manner to requests from BNYM for information and requests to review information or reports related to the Unclaimed Property Services; and

(iii) Provide sufficient letterhead paper of the Fund or its electronic letterhead template for use by BNYM in communications related to the Unclaimed Property Services.

(E) The Fund agrees that upon any termination of the Agreement it will cause all property held in bank accounts maintained by BNYM for or on behalf of the Fund, and all property held in Fund Shareholder accounts maintained by BNYM on a Fund’s behalf, to be transferred to the Fund or to a successor service provider and BNYM may condition completion of Deconversion Activities (as defined in Schedule 6) on the completion of arrangements reasonably satisfactory to BNYM for such transfers.

(F) Notwithstanding any other provision of this Section 3(a)(15):

During 2012 and 2013 BNYM, under its own federal Taxpayer Identification Number, filed documents with States and Territories of the United States which reported certain Intermediary Remuneration (as defined immediately below) held in Service Accounts as unclaimed property under the Abandoned Property Laws of such States and Territories of the United States (the “Unclaimed Property Reports”) and escheated said Intermediary Remuneration to the appropriate States and Territories of the United States. For this purpose, “Intermediary Remuneration” means cash which constituted remuneration that financial intermediaries had been paid by the Funds as commissions, service fees and 12b-1 fees but which the financial intermediaries failed to take control and possession of by negotiating the checks that had been issued by the Funds in payment of such remuneration. BNYM agrees that BNYM is responsible for the payment of any fines, penalties or other monetary amounts charged, assessed or levied by said States and Territories of the United States due to the actual or alleged late filing of the Unclaimed Property Reports or late escheatment of the Intermediary Remuneration.

(16) Compliance, Regulatory and Fund Information Assistance. BNYM will in a commercially reasonable manner provide information and documentation relating to the Services, or the Fund with respect to the provision of the Services or such other information maintained by BNYM pursuant to the Agreement regarding the Fund, as the Fund may reasonably request, including without limitation to help the Fund respond to any request of a Regulatory Authority or other government or regulatory agency, including but not limited to a subpoena or request for information. BNYM shall be entitled to be paid fees for such services at the rate expressly set forth in the Fee Agreement for this Section 3(a)(16), or if no applicable fee is set forth in the Fee Agreement and no fee is expressly agreed to by the parties, at commercially reasonable rates, and to a reimbursement of all reasonable expenses incurred in connection with such services, and the Fund shall pay BNYM such fees and reimburse BNYM for such expenses upon being invoiced.

(17) Access to Policies and Procedures. In connection with the Fund’s obligations under Rule 38a-1 of the 1940 Act, BNYM shall (A) provide, via Internet access, BNYM’s policies and procedures related to the services that BNYM is required to perform pursuant to this Agreement and summaries thereof, (B) provide e-mail notification within two (2) Business Days of updates to such policies and procedures, and (C) upon request but not more frequently than quarterly provide certifications with respect to such policies and procedures.

(18) Compliance Matters.

(A) BNYM will, at its own cost at all times while this Agreement is in effect, take measures reasonably designed to assure its compliance with all regulations applicable to BNYM in their role as a provider of the Services (“BNYM Responsible Regulations”) and generally accepted guidance and best practices applicable to the BNYM Responsible Regulations including changes in such BNYM Responsible Regulations, guidance and best practices. For the avoidance of doubt, BNYM’s responsibilities expressed in this Section 3(a)(18)(A) are obligations BNYM owes solely to BNYM and not to the Fund or any Affiliate of the Fund or any other party and BNYM shall have no liability or responsibility to the Fund or any Affiliate of the Fund or any other party solely for breaches of its obligations under this Section 3(a)(18)(A).

(B) Each of the Fund and BNYM shall alone be responsible for monitoring potential and actual changes to the Regulations and Securities Laws, for becoming aware of changes to the Regulations that could impact its own business or operations in any manner, and for determining the impact of any potential or actual changes in Regulations on its business and operations. In the course of such monitoring, each of the Fund and BNYM will consult with the other party within a reasonable time of concluding in its reasonable judgment that a potential or actual change in Regulation is reasonably likely to require a material modification to a Service or a service delivery method or a material new Service or service delivery method or the Fund to comply with Regulations after the relevant change becomes effective. For the avoidance of doubt, the responsibility of the Fund and BNYM expressed in this Section 3(a)(18)(B) are obligations each such party owes solely to itself and not to any other party and neither the Fund nor BNYM shall have any liability or responsibility to the other party under this Section 3(a)(18)(B);

(C) Changes to Services or service delivery methods emanating from this Section 3(a)(18) shall be governed by Schedule 3, unless with respect to a particular change the parties expressly agree otherwise in writing.

(D) All cost and expense incurred by BNYM in modifying a Service or service delivery method or implementing a new Service or service delivery method necessitated by BNYM’s negligent performance of a Service or service delivery method or breach of this Agreement shall be borne exclusively by BNYM.

(19) As-of Trades. BNYM will perform the duties and services set forth in the Funds’ as-of procedures attached to this Agreement as Exhibit 3 to Schedule 1 (Services and Service Levels), as such duties and services are described in such exhibit as pertaining to BNYM in its role as transfer agent and according to the timeframes described therein.

(20) Site Visits.

(A) Subject to the further provisions of this Section 3(a)(20), a reasonable number of representatives of the Funds together, if so elected by the Funds, with auditors associated with a firm of certified independent public accountants (“Auditor Firms”) may once annually (based on a calendar year) and during normal weekday business hours, upon giving BNYM not less than thirty (30) days advance written notice and subject to BNYM’s reasonable security, privacy and confidentiality policies and procedures: (i) inspect and tour the BNYM premises principally utilized to perform the Services and related operations, and (ii) examine on-site any books and records required to be maintained by BNYM in connection with the performance of the Services and the Written Procedures utilized by BNYM in performing the Services. During the annual site visit BNYM shall make available employees with knowledge about the Services performed and the Written Procedures utilized to perform the Services to conduct discussions with the Funds and answer reasonable questions of the Funds about such subjects, subject to BNYM’s reasonable security, privacy and confidentiality policies and procedures.

(B) Subject to the further provisions of this Section 3(a)(20) and BNYM’s reasonable security, privacy and confidentiality policies and procedures, upon reasonable advance notice BNYM will schedule mutually agreeable times for personnel of the Funds to visit specific facilities of BNYM utilized to perform Services for the Funds and to conduct discussions with key employees at such locations about the Services performed at such locations or and any other matters as the parties may agree.

(C) Subject to the further provisions of this Section 3(a)(20) and BNYM’s reasonable security, privacy and confidentiality policies and procedures, BNYM will give regulatory authorities with jurisdiction over the Funds, upon reasonable advance written notice and during normal weekday business hours, the ability to (i) inspect and tour the BNYM premises principally utilized to perform the Services and related operations, and (ii) examine on-site any books and records required to be maintained by BNYM in connection with the performance of the Services.

(D) BNYM shall not be required in connection with any site visits under this Section 3(a)(20) to engage in any conduct that would significantly interfere with or disrupt the normal business operations of BNYM or, where applicable, a particular Affiliate of BNYM. Personnel of Auditor Firms, who in the sole judgment of BNYM will have access to customer, confidential, proprietary or other privileged information of BNYM, must prior to the site visit if so requested by BNYM execute confidentiality agreements containing terms reasonably satisfactory to BNYM. BNYM shall not under any circumstances be obligated to divulge any information that is prohibited by law or by a confidentiality agreement with a third party. All nonpublic information disclosed by BNYM in connection with a site visit shall be deemed confidential and proprietary information of BNYM and shall not be disclosed by the Funds to any third party without BNYM’s prior written consent. The Funds shall use reasonable efforts to ensure that any such information disclosed to a Regulatory Authority is afforded confidential treatment.

(E) For the avoidance of doubt, BNYM’s reasonable security, privacy and confidentiality policies and procedures applicable to all inspections and examinations include the following measures:

(i) All non-BNYM personnel shall be escorted by BNYM personnel;

(ii) BNYM premises and on-site locations shall exclude data centers and other facilities housing computer systems, servers, CPUs and similar hardware and processing equipment but shall include locations housing only computer terminals; and

(iii) All information provided to non-BNYM personnel that is not Company Data (as defined in Appendix C) shall constitute Confidential Information of BNYM.

(21) Fund Call Center Back-Up Services.

(A) Upon the receipt by a BNYM Client Service Officer (as defined in Schedule 5) of a written notification from a Fund that the Fund has made a declaration of disaster at its call center located in Boston, MA (“Boston Call Center”), under the Fund’s disaster recovery and business continuity policy (“BlackRock DRBC Policy”), briefly describing the circumstances, that it has invoked the disaster recovery procedures under the BlackRock DRBC Policy, and that it is invoking its right to the back-up services under this Section 3(a)(21) (“BlackRock Disaster

Notice”), BNYM agrees that within five (5) business hours of its receipt of the BlackRock Disaster Notice it will provide in the Backup Room (as defined immediately below), if the Backup Room (as defined below) is fully operational at such time with respect to the support services for the call center activity required by the Fund at that time, (i) up to eighteen (18) computer terminals for a total of up to eighteen (18) individuals employed by one or more of the Funds to perform call center functions for the Fund and all other Funds considered as a group, and (ii) access to and use of the Internet and a Virtual Private Network connection to access the Company System (as defined in Appendix C). For avoidance of doubt: BNYM’s obligation is to provide a maximum of 18 computer terminals to the Funds as a group, not individually, and the Funds shall be responsible for any allocation of such resources among the Funds.

(B) The following capitalized words have the designated meaning:

(i) “Backup Room” means the “Princeton” training room at the Westborough Facility, or a room or rooms comparable to such room at the Westborough Facility in the reasonable discretion of BNYM.

(ii) “Westborough Facility” means BNYM’s facility at 4400 Computer Drive, Westborough, Massachusetts.

(C) BNYM will maintain the Backup Room, the related allocated computer terminals and connectivity to the Internet in the manner it maintains the rooms, computer equipment and connectivity elsewhere in the Westborough Facility for rooms of similar function but otherwise (i) the Backup Room shall not be subject to the Business Continuity Plan (as defined in Section 8); (ii) BNYM makes no representations or warranties regarding the ability of the Funds to use the Backup Room in the event a Fund sends a BlackRock Disaster Notice; and (iii) BNYM shall have no obligation to backup power, Internet connectivity or other utilities to the Backup Room and shall have no liability in the event the Backup Room lack power, Internet connectivity or other utilities at the time, or at any time after, a BlackRock Disaster Notice is given. The Funds’ use of the Backup Room is strictly on an “as-is” basis at the time of a BlackRock Disaster Notice and at all times thereafter.

(D) Arrangements with respect to office supplies, other equipment, telephone monitoring capability, recorded lines, security measures and similar items of an administrative and clerical nature to apply during the Funds’ use of the Backup Room shall be as determined upon mutual agreement of the parties, but in the event of any conflict between the terms of any such arrangements (oral or written) and this Section 3(a)(21), the provisions of this Section 3(a)(21) shall apply.

(22) Other Services. BNYM shall:

(A) Provide such training to personnel of the Fund as the Fund shall reasonably request, subject to such fees and reimbursement of expenses as the Fund and BNYM shall mutually agree in writing;

(B) In accordance with its internal operational guidelines and all applicable regulatory requirements, open all mail addressed to the Fund and scan into the BNYM System;

(C) Process all checks received for the purchase of Fund Shares in accordance with standard commercial procedures and practices and deposit checks determined to be in good order into the Service Accounts;

(D) For the periods of time reasonably designated by the Fund, and subject to such fees and reimbursement of expenses as may be set forth in the Fee Agreement or mutually agreed to in writing by the Fund and BNYM, maintain (i) in the BNYM System, images that are scanned into the BNYM System, and (ii) at a facility of a third party reasonably acceptable to the Fund or at a BNYM facility, the original documentation scanned into the BNYM System;

(E) Prepare and mail “Welcome Kits” in accordance with the reasonable instructions of the Fund containing the Print Mail Items designated by the Fund, including without limitation welcome letter, transaction confirmation, descriptive information with respect to the cost basis reporting done on behalf of the Fund, summary prospectus and any applicable supplements or “stickers” to the prospectus;

(F) Process Written Instructions received on behalf of the Fund from Fund Shareholders regarding financial transactions, nonfinancial transactions, transfers of accounts between broker-dealers, exchanges of Shares between Funds where permitted by applicable prospectuses, and transfer of assets between custodians of Tax-Advantaged Accounts received in good order in accordance with the Written Procedures and provide standardized responses with respect to Written Instructions regarding the foregoing received on behalf of the Fund from Fund Shareholders found not to be in good order;

(G) At the reasonable request of the Fund, and subject to Schedule 3 and such fees and reimbursement of expenses as the Fund and BNYM shall mutually agree in writing, seek to resolve inconsistencies within or between the accounting system of the Fund’s accounting service provider, specified terms, transaction confirmations and any payments made by the Fund as the Fund and BNYM shall mutually agree in writing in their sole discretion;

(H) At the reasonable request of the Fund, and subject to Schedule 3 and such fees and reimbursement of expenses as the Fund and BNYM shall mutually agree in writing, seek to reconcile any inconsistency between the Fund’s register, the Fund’s accounting system, specified terms, transaction confirmations and any payments made by the Fund, on one hand, and the Fund’s instructions, on the other hand, to the extent the Fund’s instructions are inconsistent with Standard Instructions or Standard Procedures (as defined in Section 14(a)), as the Fund and BNYM shall mutually agree in writing in their sole discretion;

(I) Provide services offered by NSCC as agreed to between the parties in accordance with NSCC and industry standards;

(J) Maintain commission settings in the BNYM System in accordance with Written Instructions provided by the Fund;

(K) In accordance with IRS Regulations, utilizing relevant information provided to BNYM in the ordinary course of performing the services provided for in the Agreement, report cost basis information to Shareholders on an average cost basis by tax year and Shares, except when the Shareholder requests such reporting to occur on another basis permitted by the Written Procedures;

(L) In accordance with the Code, prepare and deliver year-end and other Federal tax forms to Shareholders based on transactions in Fund Shares and related actions taken by Shareholders with respect to their Fund accounts and file the related Federal tax reports with the IRS;

(M) Provide access to the automated voice response system;

(N) Accept and post daily Share transactions (i.e. Purchase, redemptions, exchanges);

(O) Other than with respect to Legal Process Items, notify the Fund in a timely manner of inquiries from the IRS, the SEC and any other applicable regulatory bodies, addressed to the Fund and received by BNYM in its capacity as an agent for the Fund, unless BNYM is prohibited from doing so by the terms of the inquiry or applicable law, regulations or legal process;

(P) Subject to Schedule 3, support and implement Fund corporate action instructions in the BNYM System; and

(Q) Provide such additional services to the Fund pursuant to this Agreement as shall be agreed in writing between the Fund and BNYM from time to time.

(b) Anti-Money Laundering Program Services. BNYM will perform the services described in subsections (1) through (7) of this Section 3(b) (“AML Services”).

(1) Anti-Money Laundering.

(A) BNYM shall perform reasonable actions necessary to assist the Fund in complying with Section 352 of the USA PATRIOT Act, as follows: BNYM shall: (i) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (ii) provide for independent testing, by an employee who is not responsible for the operation of BNYM’s anti-money laundering (“AML”) program or by an outside party, for compliance with BNYM’s written AML policies and procedures; (iii) designate a person or persons responsible for implementing and monitoring the operation and internal controls of BNYM’s AML program; and (iv) provide ongoing training of BNYM personnel relating to the prevention of money-laundering activities.

(B) BNYM shall provide the following to the BlackRock AML Officer identified by the Fund Agent from time to time:

(i) Electronic access to BNYM’s written AML policies and procedures, or, if electronic access cannot be provided, a copy of BNYM’s written AML policies and procedures within 30 days of the Effective Date and thereafter a copy of such within 30 days of a material change thereto;

(ii) A copy of the written report prepared by the independent third party performing compliance testing within 30 days of the delivery of such report to BNYM; and

(iii) Within 30 days of the Effective Date and within 30 days of any material change thereto, a summary of the AML training provided for appropriate BNYM personnel.

(C) Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(1) relates solely to Fund compliance with Section 352 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(2) Foreign Account Due Diligence.

(A) To assist the Fund in complying with requirements regarding a due diligence program for “foreign financial institution” accounts in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 312 of the USA PATRIOT Act (“FFI Regulations”), BNYM will do the following:

(i)

Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 1010.605(f))(“Foreign Financial Institution”);

(ii)	Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)

Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 1010.610), and assign a risk category to each such Foreign Financial Institution account;

(iv)

Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)	Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)	Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 1010.610(b);

(vii)	Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)	Report to the Fund about measures taken under (i)-(vii) above.

(B) Nothing in Section 3(b)(2) shall be construed to require BNYM to perform any course of conduct that is not required for Fund compliance with the FFI Regulations.

(C) Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(2) relates solely to Fund compliance with Section 312 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(3) Customer Identification Program.

(A) To assist the Fund in complying with requirements regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act (“CIP Regulations”), BNYM will do the following:

(i)

Implement procedures which require that prior to establishing a new account in the Fund BNYM obtain the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for the “Customer” (defined for purposes of this Agreement as provided in 31 CFR 1024.100(c)) associated with the new account.

(ii)

Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which BNYM may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 1024.220), and may include procedures under which BNYM personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 1024.220(a)(3).

(iv)	Regularly report to the Fund about measures taken under (i)-(iii) above.

(v)

If BNYM provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 1024.220(a)(5), about the program conducted by the Fund in accordance with the CIP Regulations.

(B) Nothing in Section 3(b)(3) shall be construed to require BNYM to perform any course of conduct that is not required for Fund compliance with the CIP Regulations, including by way of illustration not limitation the collection of Data Elements or verification of identity for individuals opening Fund accounts through financial intermediaries which use the facilities of the NSCC.

(4) FinCEN Requests Under USA PATRIOT Act Section 314(a). The Fund hereby engages BNYM to provide certain services as set forth in this subsection (b) with respect to FinCEN Section 314(a) information requests (“Information Requests”) received by the Fund. Upon receipt by BNYM of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), BNYM will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund. Information relating to potential matches resulting from these comparisons, after review by BNYM for quality assurance purposes (“Comparison Results”), will be made available to the Fund in a timely manner. The Fund will retain responsibility for filing reports with FinCEN that may be appropriate based on the Comparison Results. In addition, a potential match involving a tax identification number will be analyzed by BNYM in conjunction with other relevant activity contained in records for the particular relevant account, and if, after such analysis, BNYM determines that further investigation is warranted because the activity might constitute “suspicious activity”, as that term is used for purposes of the USA Patriot Act, then BNYM will deliver a suspicious activity referral to the Fund. “314(a) Procedures” means the procedures adopted from time to time by BNYM governing the delivery and processing of Information Requests transmitted by BNYM’s clients to BNYM, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to BNYM.

(5) U.S. Government List Matching Services.

(A) BNYM will as part of the nightly processing cycle following each Business Day compare Appropriate List Matching Data (as defined in subsection (C) below) contained in BNYM databases which are maintained for the Fund pursuant to this Agreement (“Fund Data”) to “U.S. Government Lists”, which is hereby defined to mean the following:

(i)

data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund (“OFAC Lists”);

(ii)	data promulgated in connection with the list of Non-Cooperative Countries and Territories (“NCCT List”) published by the Financial Action Task Force;

(iii)

data promulgated in connection with determinations by the Director (the “Director”) of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern (“PMLC Determination”); and

(iv)

data promulgated in connection with any other lists, programs or determinations (A) which BNYM determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which BNYM and the Fund agree in writing to add to the service described in this subsection (A).

(B) In the event that following a comparison of Fund Data to a U.S. Government List as described in subsection (A) BNYM determines that any Fund Data constitutes a “match” with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, BNYM:

(i)	will notify the Fund of such match;

(ii)	will send any other notifications required by applicable law or regulation by virtue of the match;

(iii)

if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;

(iv)

if a match to the NCCT List or a PMLC Determination, will to the extent required by applicable law or regulation conduct a suspicious activity review of accounts related to the match and if suspicious activity is detected will deliver a suspicious activity referral to the Fund;

(v)	if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and

(vi)	will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

(C) “Appropriate List Matching Data” means (i) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by BNYM in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section 3(b)(5), and (iii) data the parties agree in writing to be necessary to provide the services described in this Section 3(b)(5).

(6) Legal Process SAR Referral. Upon the conclusion of the Legal Process Item described in Section 3(a)(14): if BNYM, after a review of the Legal Process and other pertinent account records, determines that such information could indicate “suspicious activity”, then BNYM will deliver a suspicious activity referral to the Fund.

(7) Suspicious Activity Monitoring. BNYM as agent of the Fund will engage in a commercially reasonable monitoring of activities occurring with respect to the Fund during BNYM’s performance of transaction processing and recordkeeping services and if in the course of such monitoring it determines that any of such activities could indicate the existence of suspicious activity and that an investigation of the potential suspicious activity is warranted, then BNYM will deliver a suspicious activity referral to the Fund.

(8) BNYM agrees to permit governmental authorities with jurisdiction over the Fund to conduct examinations of the operations and records relating to the services performed by BNYM under this Section 3(b) upon reasonable advance request and during normal business hours and to furnish copies at the Fund’s cost and expense of information reasonably requested by the Fund or such authorities and relevant to the services.

(9) For purposes of clarification: All Written Procedures relating to the services performed by BNYM pursuant to this Section 3(b) and any information, written matters or other recorded materials relating to such services and maintained by BNYM shall constitute Confidential Information of BNYM, except to the extent, if any, such materials constitute Fund records under Securities Laws.

(10) The Fund is solely and exclusively responsible for determining the applicability to the Fund of the Bank Secrecy Act, the USA PATRIOT Act, regulations of FinCEN, and all other laws and regulations, as they may be constituted from time to time (“Fund AML Laws”), for complying with the Fund AML Laws, for determining the extent to which the AML Services assist the Fund in complying with the Fund AML Laws, and for furnishing any supplementation or augmentation to the AML Services it determines to be appropriate, and acknowledges that BNYM has given no advice and makes no representations with respect to such matters. Section 3(b) of the Agreement shall not be construed to impose on BNYM any obligation other than to engage in the specific course of conduct specified by the provisions therein, and in particular shall not be construed to impose any other obligation on BNYM to design, develop, implement, administer, or otherwise manage compliance activities of the Fund. The services provided pursuant to this Section 3(b) may be changed at any time and from time to time by BNYM in its reasonable sole discretion to include commercially reasonable provisions appropriate to the relevant requirements of the Fund AML Laws and the description of services contained in Section 3 shall be deemed revised accordingly without written amendment pursuant to Section 16 and BNYM shall provide notice to the Fund of such changes as soon as reasonably practicable under the circumstances.

(11) Upon the Fund’s reasonable request but not more frequently than semi-annually, BNYM will provide a certification that it has performed the services described in subsections (1) through (7) of this Section 3(b) in compliance with this Section 3(b) during the period provided for in the certification.

(c) Red Flags Services.

(1) The provisions of this Section 3(c) (the “Red Flags Section”) shall apply in the event the Fund elects to receive the “Red Flags Services”, which are hereby defined to mean the following services:

(i)

BNYM will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through BNYM with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through BNYM by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Red Flags Controls”. Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:

(A) “Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities that may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B) “Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(C) “Registered Owner” means the owner of record of a Direct Account on the books and records of the Fund maintained by BNYM as registrar of the Fund (the “Fund Registry”).

(D) “Covered Person” means the owner of record of a Covered Account on the Fund Registry.

(E) “Direct Account” means an Account established directly with and through BNYM as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through BNYM.

(F) “Covered Account” means an Account established by a financial intermediary for another as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through BNYM.

(G) “Account” means (1) an account holding Fund Shares with respect to which a natural person is the owner of record, and (2) any other account holding Fund Shares with respect to which there is a reasonably foreseeable risk to the particular account owner’s customers from identity theft, including financial, operational, compliance, reputation, or litigation risks.

(ii)	BNYM will provide the Fund with a printed copy of or Internet viewing access to the Red Flags Controls.

(iii)

BNYM will notify the Fund of Red Flags that it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)

BNYM will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual evaluation of the Red Flags Controls and issue a report on the results of the evaluation (the “Evaluation Report”), and (B) furnish a copy of the Evaluation Report to the Fund; and

(v)

Upon the Fund’s reasonable request on not more than a quarterly basis, issue a certification in a form determined to be appropriate by BNYM in its reasonable discretion, certifying to BNYM’s continuing compliance with the Red Flags Controls after the date of the most recent Evaluation Report.

(2) The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 615(e) of the Fair Credit Reporting Act of 1970, as amended in 2010, and regulations promulgated thereunder by the SEC (the “Red Flags Requirements”), for determining the extent to which the Red Flags Services assist the Fund in complying with the Red Flags Requirements, and for furnishing any supplementation or augmentation to the Red Flags Services it determines to be appropriate, and that BNYM has given no advice and makes no representations with respect to such matters. This Red Flags Section shall not be interpreted in any manner which imposes a duty on BNYM to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flags Section. The Red Flags Controls and the Red Flags Services may be

changed at any time and from time to time by BNYM in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flags Requirements, as they may be constituted from time to time and BNYM shall provide notice to the Fund of such changes as soon as reasonably practicable under the circumstances.

(d) Access To And Use Of The BNYM System. The terms of Appendix C to this Agreement shall apply to the Fund’s access to and use of any component of the BNYM System (as defined in Appendix C).

(e) Integration of Change Process. To the extent that any Service provided to a Fund under this Agreement on the Effective Date is configured or performed as it is in whole or in part due to parameters set forth in the prospectus, statement of additional information or other publically available materials applicable to a Fund, Fund policies, resolutions of the Board or Shareholders of any Fund or any other source under the control of the Fund or its Affiliates (“Fund Materials”), BNYM shall not be obligated to modify any Service, provide any new service or adopt Exception Procedures as a result of any change in Fund Materials after the Effective Date unless the Fund Agent (as defined in Schedule 3) requests such in writing and the request is agreed to by BNYM in accordance with Section 10 or 14 herein or Section 3(e) of Schedule 3, as applicable.

(f) Enterprise Nature of Services. Notwithstanding any other provision of this Agreement, in furnishing the services provided for in this Agreement or any component or segment of such services BNYM may and is permitted to utilize any combination of its own employees, facilities, equipment, systems and other resources and the employees, facilities, equipment, systems and other resources of its Affiliates, including employees, facilities, equipment, systems and other resources shared by BNYM and its Affiliates, and BNYM may satisfy its obligations under this Agreement directly or through Affiliates. References to employees, facilities, equipment, systems or other resources of BNYM in this Agreement shall mean employees, facilities, equipment, systems or other resources of BNYM and its Affiliates considered collectively. Notwithstanding the foregoing, nothing in this Section 3(f) shall have the effect of transferring any responsibility or liability of BNYM to any other entity, including Affiliates.

(g) Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that includes BNYM and provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers subject to confidentiality obligations comparable to those provided for herein (“third party service providers”). Solely in connection with the Centralized Functions: (i) the Fund consents to the disclosure of and authorizes BNYM to disclose information regarding the Fund to the BNY Mellon Group and to its third-party service providers, and (ii) BNYM may store the names and business addresses of the Fund’s employees on the systems or in the records of the BNY Mellon Group or its third party service providers.

4. Confidentiality.

(a) Each party shall keep the Confidential Information (as defined in subsection (b) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this subsection (a), each party will use the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care.

(b) Subject to subsections (c) and (d) below, “Confidential Information” means (i) except to the extent disclosure may be required by the Securities Laws, this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, in whatever form, (ii) information and data of, owned by or about a disclosing party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNYM, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNYM a competitive advantage over its competitors; (C) a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable; (D) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols, and (E) anything designated as confidential, and (iii) to any extent not included within clause (i) or clause (ii) above, with respect to BNYM, the Proprietary Items (as defined in Appendix C) and any information provided by BNYM from within the BNYM System that is not Company Data (as defined in Appendix C).

(c) Information or data that would otherwise constitute Confidential Information under subsection (b) above shall not constitute Confidential Information to the extent it:

(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction; or

(v)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d) Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)	in connection with activities contemplated by this Agreement;

(ii)

as required by law or regulation or pursuant to a court order, subpoena, order or request of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement or request, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)

in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or requests for advice or opinions from counsel; or

(iv)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party.

(e) Subject to the exceptions in (d), each party agrees not to publicly disseminate Confidential Information of the other party or mutual Confidential Information.

(f) The provisions of this Section 4 shall survive termination of this Agreement for a period of one (1) year after such termination, except that with respect to the BNYM Proprietary Items this Section 4 shall continue to apply for three (3) years after termination.

5. Privacy; Information Security.

(a) Regulation S-P and Massachusetts. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except disclosures in connection with carrying out the services set forth in this Agreement or as otherwise permitted by law or regulation. BNYM agrees to implement and maintain appropriate security measures to protect “personal information”, as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations.

(b) Information Security Program. BNYM shall implement and maintain a comprehensive written information security program (“Information Security Program”) which shall include commercially reasonable measures, including, as appropriate, policies and procedures and technical, physical, and administrative safeguards, providing for (i) the security and confidentiality of the Personal Information, (ii) protection of the Personal Information against reasonably foreseeable threats or hazards to the security or integrity of the Personal Information, (iii) protection against unauthorized access to or use of or loss or theft of the Personal Information, and (iv) appropriate disposal of the Personal Information. Without limiting the generality of the foregoing, the Information Security Program shall provide for (i) continual assessment and re-assessment of the risks to the security of Personal Information acquired or maintained by BNYM and its agents and contractors in connection with the Subaccounting Services, including but not limited to (A) identification of internal and external threats that could result in unauthorized disclosure, alteration or destruction of Personal Information and systems used by BNYM and its agents and contractors, (B) assessment of the likelihood and potential damage of such threats, taking into account the sensitivity of such Personal Information, and (C) assessment of the sufficiency of policies, procedures, information systems of BNYM and its agents and contractors, and other arrangements in place, to control risks; and (ii) appropriate protection against such risks

(c) Notification of Security Incident. BNYM shall notify the Fund of any unauthorized access to or use of or loss or theft of unencrypted Personal Information from BNYM’s computer systems, from persons or property under BNYM’s control, or due to any act or failure to act of BNYM, which all such cases causes, is reasonably believed to have caused or is reasonably believed to pose a material risk of identity theft, fraud or other misuse or would require notification to affected individuals under applicable law or regulatory guideline (“Security Breach”) as soon as practicable after a reasonable opportunity to conduct a full investigation of the circumstances of the Security Breach, a determination in accordance with BNYM’s security breach procedures that a Security Breach has occurred and a determination of all material details of the Security Breach, and shall (i) promptly take commercially reasonable measures to prevent any further unauthorized access to or use of or loss or theft of unencrypted Personal Information on account of the Security Breach, (ii) take commercially reasonable measures to prevent a recurrence of the events or circumstances underlying the particular Security Breach, (iii) provide such information and cooperation as may be reasonably requested by law enforcement agencies and regulatory agencies having jurisdiction over the Fund; and (iv) provide the Fund in writing with a (A) description of the Security Breach, (B) its assessment of the risk of identity theft, fraud or other misuse posed by the Security Breach, and (C) a description of the actions taken or to be taken by BNYM pursuant to clauses (i) and (ii) above. BNYM shall provide such assistance as the Fund may reasonably request to enable the Fund to prepare any customer notifications required by applicable law or regulations due to the Security Breach.

(d) Penetration Testing. For Supplier applications and infrastructure accessed through an Internet portal that host or process BlackRock Confidential Information, Supplier shall at least annually, commencing in 2014, engage at its own expense a third party service provider for penetration testing of such applications and infrastructure. The method of test scoring and issue ratings shall at a minimum follow standard industry practice. BNYM shall engage in commercially reasonable actions to remediate any material findings (critical, priority, or high risk) of the penetration testing. Upon the request of the Fund, BNYM will annually certify its compliance with this Section 5(d).

(e) Personal Information. “Personal Information” means all information about natural persons who are customers of Company, including but not limited to names, signatures, addresses, telephone numbers, account numbers, social security numbers, credit reports, financial data, transaction information, received by BNYM from Company or from third-parties on behalf of Company in connection with the Services. BNYM agrees that all Personal Information is, and shall be considered, confidential and proprietary to Company. BNYM shall comply with all applicable laws, rules, and regulations relating to the Personal Information.

(f) Audit Reports. BNYM shall provide the Funds with a copy of each SSAE 16 or SAE3402 independent control attestation regarding the systems utilized in providing services under the Agreement.

6. Cooperation with Accountants. BNYM shall cooperate with the independent public accountants for the Fund and shall take commercially reasonable measures to furnish or to make available to such accountants information relating to this Agreement and BNYM’s performance of the obligations hereunder as requested by such accountants and necessary for the expression of their opinion.

7. Ownership Rights. Ownership rights to property utilized in connection with the parties’ use of the BNYM System shall be governed by applicable provisions of Appendix C which are hereby incorporated by reference into this Section 7, and shall apply, as if fully set forth herein.

8. Disaster Recovery.

(a) BNYM shall maintain or arrange with third parties for back-up facilities (“Back-Up Facilities”) to the primary operations and data centers used by BNYM to provide the Services (“Primary Facilities”). The Back-Up Facilities will be capable of providing the Services in the event an incident to the Primary Facilities significantly interrupts the delivery of a significant Service. In the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, including using the Back-Up Facilities where appropriate. For avoidance of doubt: BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the intentional misconduct, recklessness or negligence of BNYM in the performance of its duties under this Agreement.

(b) BNYM shall develop and maintain a business continuity plan containing disaster recovery procedures for its data centers and operations facilities (“Business Continuity Plan”). BNYM will provide business continuity and disaster recovery services in accordance with its Business Continuity Plan. BNYM’s Business Continuity Plan will at a minimum contain:

(i)	Crisis management procedures for command and control during a disaster;

(ii)	Emergency notification instructions;

(iii)	Activation procedures including assignment of the authority to activate;

(iv)	Recovery task assignments to, and provisions for, individuals or teams;

(v)	Procedures and accommodations for the recovery of systems, applications and networks, and

(vi)

Identification of external service providers required for recovery, including but not limited to, disaster recovery service providers, equipment maintenance, transportation, salvage and building maintenance.

(c) Annually, or upon the Fund’s reasonable request, BNYM will certify that its Business Continuity Plan complies with the provisions of this Section 8.

(d) BNYM has provided the Funds with an executive summary of the Business Continuity Plan as the Business Continuity Plan was constituted on the Effective Date which sets forth in reasonable detail the characteristics of the Business Continuity Plan. BNYM shall annually provide the Fund with an executive summary in written form of the Business Continuity Plan, updated as necessary to incorporate into the executive summary, as of the date provided, summaries of any changes to the Business Continuity Plan since the Effective Date, or the date of the last executive summary of the Business Continuity Plan provided to the Fund, as the case may be.

(e) With respect to incidents causing an interruption in Services:

(i)	The Fund’s termination rights shall be determined in accordance with Section 13; and

(ii)

Consistent with Section 11(b), Service Levels and Service Fee Credits impacted by an Event Beyond Reasonable Control shall be suspended during the pendency of the Event Beyond Reasonable Control, provided BNYM is taking commercially reasonable efforts to restore the Service interrupted by the Event Beyond Reasonable Control, including implementing the Business Continuity Plan when applicable in accordance with its terms. Each Service Level and Service Fee Credit suspended due to an Event Beyond Reasonable Control shall be restored upon the full restoration of the relevant interrupted Service or upon a cessation by BNYM to take commercially reasonable efforts to restore the particular interrupted Service.

(f) BNYM will review and test the Business Continuity Plan at least annually. BNYM will develop a plan to remedy any significant failures or anomalies identified during such testing and upon request shall make a summary of test results available to the Fund. BNYM shall annually provide reasonable cooperation to Customer during a test by the Fund of its disaster recovery system which occurs outside of normal business hours and on a date mutually reasonably agreed upon by the Fund and BNYM upon reasonable notice from the Fund requesting BNYM’s cooperation under this Section 8(f).

(g) In the event that the Fund (or the Fund’s investment adviser) is required to implement its business continuity and/or disaster recovery plan, BNYM shall provide all reasonable assistance to the Fund as may be requested. Except where the requirement to implement the Fund’s (or the Fund’s investment adviser’s) business continuity and/or disaster recovery plan is due to a failure by BNYM to perform its obligations under the Agreement, BNYM’s fees and expenses for providing such assistance will be paid in accordance with the applicable terms set forth on Schedule 2 (Fees) or the Fee Agreement (as defined herein).

(h) BNYM shall promptly notify the Fund (i) in the event the Business Continuity Plan is executed for any Services or work locations supporting the Fund, or (ii) BNYM senior management becomes aware of events or circumstances reasonably likely to cause the Business Continuity Plan to be executed. Each party shall maintain at all times identified points of contact for the purpose of requesting information and obtaining the detailed, up-to-date status of the other party’s progress and on-going actions during disasters (“Plan Contacts”). BNYM’s lead Client Service Officer for the Fund shall be responsible for coordinating BNYM’s communication with the Fund regarding the Business Continuity Plan, including, without limitation, recovery testing and implementation of recovery procedures. Each party shall notify the Plan Contacts of the other party in writing (email shall constitute a writing for this purpose) of any changes to the Plan Contacts or any updates to their contact information.

(i) As part of any annual site visit conducted by the Funds pursuant to Section 3(a)(20) or, alternatively, annually upon request of the Funds, BNYM will provide the following documentation to the Funds to evidence compliance by the Business Continuity Plan with the requirements of this Agreement: (a) a written summary schedule of Business Continuity Testing Events (as defined immediately below); (b) a written summary of testing exercise results, including identification of any significant challenges experienced in the testing and actions taken or planned to address such challenges; and (c) a written summary of any material changes to the Business Continuity Plan or related procedures reasonably expected to be implemented during the year following the site visit. “Business Continuity Testing Events” means an annual call tree test, annual alternate site recovery and quarterly application test for recovery objective.

9. Compensation.

(a) As compensation for services rendered by BNYM during the term of this Agreement, the Fund will pay to BNYM such fees and charges (the “Fees”), and reimburse BNYM for such expenses (“Reimbursable Expenses”), as set forth in the Fee Agreement or as may otherwise be agreed to from time to time in writing by the Fund and BNYM.

(b) BNYM may establish demand deposit accounts or other accounts in its own name for the benefit of the Fund at third party financial institutions (“Third Party Institution”), including without limitation Third Party Institutions that may be an affiliate of BNYM (“Affiliated Third Party Institutions”) or a client of BNYM, for the purpose of administering funds received by BNYM in the course of performing its services hereunder (“Service Accounts”). BNYM may establish Service Accounts primarily or exclusively with Affiliated Third Party Institutions and retain funds primarily or exclusively in the Service Accounts at Affiliated Third Party Institutions. BNYM and its Affiliated Third Party Institutions may derive a benefit from the funds placed on deposit with the Affiliated Third Party Institutions in Service Accounts due to the availability of the funds for use by the Affiliated Third Party Institutions in their business operations and BNYM takes that possibility of deriving benefit from such funds into consideration when determining the fee set forth in the Fee Agreement for cash management services. As of the Effective Date, BNYM does not receive any balance credits, interest income, dividend income or other money or money-equivalent benefits (“Monetary Benefits”) with respect to Service Accounts but reserves the right to retain any Monetary Benefits related to Service Accounts that may accrue to it or be paid to it in the future as well as the right to transfer amounts between Service Accounts for cash management purposes.

(c) In connection with BNYM’s performance of transfer agency services, the Fund acknowledges and agrees:

(i)

that in order to satisfy the Fund’s same day settlement obligations with the NSCC or to satisfy any other another payment obligation of the Fund, BNYM may have to transfer to the Fund’s obligors an amount of funds which exceeds the amount of funds then available for transfer in the relevant Service Accounts (“Overdraft Amount”);

(ii)	that BNYM is not obligated to transfer any funds representing Overdraft Amounts and may in its sole discretion decline without liability hereunder to transfer funds representing Overdraft Amounts;

(iii)

that notwithstanding the absence of an obligation to do so, BNYM may elect to transfer from sources other than the Fund’s Service Accounts funds representing Overdraft Amounts as a courtesy to a Fund and to maintain BNYM’s good standing with the NSCC and other participants in the financial services industry and that by electing to transfer funds representing Overdraft Amounts BNYM does not, even if it has transferred such funds as part of a regular pattern of conduct, waive any rights under this Section 9(c) or assume the obligation it has expressly disclaimed in clause (ii) above and BNYM may at any time in its sole discretion and without notice decline to continue to make such transfers;

(iv)

The Fund is at all times obligated to pay to BNYM an amount of money equal to the Overdraft Amounts that have not been offset by credits posted to the relevant Service Account subsequent to the transfer of the Overdraft Amount and such amounts, together with any interest thereon that may be charged by the Bank pursuant to the Custody Agreement (as defined in Appendix D) applicable to the Fund, are payable, and shall be paid, by the Fund immediately upon demand by BNYM, except that to the extent the Fund repays outstanding Overdraft Amounts or interest to BNY Mellon Bank pursuant to the eighth paragraph of Appendix D, the Fund’s obligation to repay that amount to BNYM pursuant to this Section 3(c)(iv) shall be deemed satisfied; and

(v)

Simultaneously with the execution of this Agreement, the Funds listed on Appendix F as of the Effective Date will execute the letter agreement attached hereto as Appendix D with BNY Mellon Bank in its dual role as an Affiliated Third Party Institution in which one or more Service Accounts will be established and as the Fund Custodian (Funds for which BNY Mellon Bank serves as Fund Custodian are referred to herein as “Custody Clients”). After the Effective Date, to the extent authorized representatives of the Funds act simultaneously as authorized representatives of other Investment Companies or Portfolios and agree on behalf of such other Investment Companies or Portfolios to become a party to this Agreement (pursuant to Section 16(b), 20(l) or 22), the Funds agree to cause Appendix F to be amended (pursuant to Section 16(a) or 22) to include the additional Funds that are Custody Clients.

(d) The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up-front payments, signing payments or periodic payments made or to be made by BNYM to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(e) No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, BNYM’s right to receive payment of its fees and charges for services actually performed hereunder, and Fund’s obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

(f) In the event the Investment Company or any Portfolio of the Investment Company is liquidated, ceases operations, dissolves or otherwise winds down operations (“Dissolution

Event”) and effects a final distribution to Shareholders (a “Final Distribution”), the Investment Company and each relevant Portfolio shall be responsible for paying to BNYM all fees and reimbursing BNYM for all reasonable expenses associated with services to be provided by BNYM following the Final Distribution, whether provided pursuant to a specific request of the Investment Company or the Portfolio or provided by BNYM due to industry standards or due to obligations under applicable law or regulation by virtue of the services previously performed for the Investment Company or the Portfolio (“Final Expenses”). In connection with the foregoing, the Investment Company or the relevant Portfolio shall (i) notify BNYM as promptly as practicable following first approval of the Dissolution Event or any aspect of the Dissolution Event by its Board and furnish BNYM with copies of all materials filed with the SEC or distributed to Shareholders related thereto, (ii) calculate, set aside, reserve and withhold from the Final Distribution all amounts necessary to pay the Final Expenses and shall notify BNYM as far in advance as practicable of any deadline for submitting materials appropriate or necessary for the determination of such amounts, and (iii) provide sufficient staff or other accommodations to ensure timely payment of Final Expenses as they come due.

10. Instructions.

(a) BNYM will engage in conduct when so directed by a Written Instruction or an Implementing Communication (as defined below) if the Written Instruction or an Implementing Communication, as appropriate, complies with applicable requirements set forth in this Section 10.

(i)

Written Instructions. Notwithstanding any other provision of this Agreement: (A) unless the terms of this Agreement, Written Procedures or other written agreement between the Fund and BNYM expressly provide, in the reasonable discretion of BNYM, all requisite details and directions for it to take a specific course of conduct, BNYM may, prior to engaging in a course of conduct on a particular matter, whether the course of conduct is proposed by or otherwise originates with BNYM or is directed by the Fund in a Fund Communication, require the Fund to provide it with Written Instructions with respect to the particular conduct, and (B) BNYM may also require Written Instructions with respect to conduct specified in a Fund Communication if it reasonably determines that the Agreement, Written Procedures or other written agreement between the Fund and BNYM provides for the Fund to furnish a Written Instruction in connection with the specified conduct.

(ii)

Implementing Communications. “Implementing Communication” means Fund Communications that are not a Written Instruction and that BNYM has determined in accordance with clause (i) above are not required in whole or in part to be the subject of a Written Instruction.

(b) Subject to the right of BNYM to require in accordance with Section 10(a)(i) that conduct directed by a Fund Communication be provided in a Written Instruction, BNYM reserves the right to decline to act in accordance with a Fund Communication:

(i)	for a Bona Fide Reason; or

(ii)

if the Fund Communication (or contents thereof) does not constitute in all material respects, in the sole judgment of BNYM exercised reasonably, a “Standard Instruction”, which is hereby defined to mean:

(A)	an instruction received by BNYM directing a course of conduct substantially similar in all material respects to a course of conduct provided for in a Written Procedure, or

(B)

if a Written Procedure provides for a particular form of instruction to be used in connection with a matter (a “Standard Form”), an instruction received by BNYM (I) on the specified Standard Form which responds appropriately to all requirements of the specified Standard Form, or (II) in a format other than the specified Standard Form but conforming in all material respects to, and responding appropriately to all requirements of, the specified Standard Form in BNYM’s sole judgment exercised reasonably.

(c) Notwithstanding the right reserved by BNYM in Section 10(b) to decline to engage in conduct directed by a Fund Communication that is not a Standard Instruction (such instruction being a “Non-Standard Instruction”):

(i)	BNYM will in good faith consider implementing a Non-Standard Instruction if:

(A)	BNYM in its sole judgment exercised reasonably determines sufficient time exists under the circumstances to evaluate fully and implement the requested conduct; and

(B)

the Fund makes its request in writing (including via e-mail) to a Customer Service Officer (as defined in Schedule 5) and provides all written materials, including descriptions and responses to questions, that in the reasonable judgment of BNYM are appropriate to fully evaluate the request.

(ii)

BNYM will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non-Standard Instruction, BNYM will notify the Fund of the Research required by BNYM and resume the evaluation only if (A) the Fund obtains and provides all Research required by BNYM or (B) the Fund authorizes BNYM in writing to obtain the required Research at the Fund’s cost and expense.

(iii)

BNYM may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are furnished in whole or in part, decline without liability or further obligation of any nature hereunder to implement a Non-Standard Instruction:

(A)	for a Bona Fide Reason;

(B)	if it determines in its sole judgment exercised reasonably that there is insufficient time to fully evaluate and implement the requested alternative to the applicable Standard Instruction; or

(C)

if it determines in its sole judgment exercised reasonably and in good faith based on the course of discussions that it and the Fund will be unable to agree in writing to mutually satisfactory terms and conditions governing the Non-Standard Instruction.

(iv)

BNYM will act in accordance with a Non-Standard Instruction solely pursuant to the terms of a mutually agreeable written instrument executed by the Fund and BNYM with respect to the conduct constituting the Non-Standard Instruction (such written instrument is referred to herein as an “Accepted Non-Standard Instruction”). For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12.

(d) The Fund shall implement commercially reasonable measures to provide that Fund Communications delivered to BNYM are authorized, accurate and complete. BNYM is not obligated to act, and may refrain from acting, on any “Ineligible Communication”, which is hereby defined to mean a Fund Communication that BNYM in good faith determines:

(i)	to be vague, ambiguous or incomplete;

(ii)	to contain an error that is not reasonably reconcilable;

(iii)	to have been received too late to be acted upon;

(iv)	to be incapable of being implemented due to a failure to meet applicable specifications or system requirements;

(v)	to be in conflict with a previous or contemporaneous Fund Communication; or

(vi)	to be incapable of being executed in accordance with all applicable performance standards due to any other defect.

BNYM will as promptly as reasonable in consideration of the subject matter of the Fund Communication notify the Fund in a timely manner of its determination that a Fund Communication is an Ineligible Communication; provided, however, BNYM shall have no duty to inspect for or discover an Ineligible Communication. BNYM may act in reliance on Fund Communications as received by it and shall have no duty to inquire into any matter regarding the Fund Communication, including without limitation the validity, authority, truthfulness, accuracy or genuineness of the Fund Communication, or to verify the identity of an individual giving the Fund Communication; provided, however, BNYM shall be obligated to verify that the name of any person executing a Written Instruction is listed as an Authorized Person. BNYM may assume and rely on the assumption that any Fund Communication is not in any way inconsistent with the provisions of the Fund’s prospectus or organizational documents, this Agreement or any vote, resolution or proceeding of the Fund’s Board or Shareholders. BNYM may also rely on and is authorized by the Fund act in reliance on communications from Shareholders of the Fund and from persons reasonably believed to be representatives of Shareholders of the Fund (based on documentation reasonably determined to be in good order) solely with respect to matters reasonably related to the Services other than those BNYM determine to be not in good order or which it reasonably rejects on other grounds (“Shareholder Communications”, and together with Fund Communications (excluding Fund Communications identified to the Fund as Ineligible Communications), “Service Communications”). BNYM shall notify the Fund of any such rejections in accordance with Written Procedures.

(e) Absent Breach Conduct on the part of BNYM, BNYM shall not be liable to the Fund for any Loss of the Fund, and the Fund shall indemnify and defend BNYM in accordance with Section 12 against any Loss, directly or indirectly arising from or incurred due to or in connection with:

(i)	BNYM’s reasonable good faith interpretation of a Service Communication;

(ii)	BNYM’s reasonable reliance on, or conduct it reasonably engages in pursuant to, a Service Communication;

(iii)	a delay in BNYM’s implementing a course of conduct contained in an Ineligible Communication;

(iv)	BNYM’s failure to engage in conduct requested by a Service Communication with respect to which it has no duty to act;

(v)	any error, omission, inaccuracy, inconsistency, misrepresentation, fraud, forgery or other defect in a Service Communication;

(vi)	any failure to receive an item intended to be a Service Communication or the delay of its actual receipt or its receipt in a form, configuration or with contents other than as transmitted;

(vii)	any interception of or unauthorized access to or use of a Service Communication or item intended to be a Service Communication prior to receipt by BNYM; or

(viii)	the invalidity or lack of truthfulness, accuracy, authority or genuineness of a Service Communication.

(f) In addition to any other provision of this Agreement that may be applicable to a particular Instruction, BNYM may include in the writing constituting a Standard Instruction, or in a Standard Form, appropriate operational, procedural and functional terms and provisions, provisions appropriate to its agency role, and provisions appropriate in light of or imposed by applicable law or regulations, rules of the DTCC, NSCC or similar service providers or governmental, regulatory or self-regulatory authority, or Industry Standards. In addition, BNYM may require third parties who purport to be authorized, or who the Fund indicates has been authorized, to act on behalf of or for the benefit of the Fund in connection with this Agreement to execute an agreement containing such terms and conditions as BNYM may reasonably require prior to accepting the authority of the persons to so act or prior to engaging in a course of conduct with such persons.

(g) While reserving its right under Section 10(a)(2) to decline in its discretion to act in accordance with instructions not constituting Written Instructions, BNYM may agree to act in accordance with Oral Instructions on a particular matter under this Agreement. In such event, the Fund agrees (i) to deliver to BNYM, for receipt by 5:00 PM (Eastern Time) on the Business Day following the day the Oral Instructions were given, Written Instructions which confirm the course of conduct contained in the Oral Instructions, provided, however, that in the event Written Instructions confirming Oral Instructions are received late, are never received, or fail to confirm the course of conduct contained in the Oral Instructions in all material respects the validity, authorization and enforceability of the Oral Instructions, all actions, transactions, and conduct occurring as a result of the Oral Instructions, and BNYM’s ability to rely on the Oral Instructions shall not be abridged, abrogated, nullified or adversely impacted in any manner, and, provided further, however, that if confirming Written Instructions (A) are not received by the time specified above, BNYM’s memorialization of the Oral Instructions shall be presumed to be the Written Instructions applicable to the particular matter; or (B) are received by the time specified above but fail to confirm the course of conduct contained in the Oral Instructions in all material respects, the Fund and BNYM agree to work together in good faith to memorialize such Oral Instructions.

(h) In the event facts, circumstances, or conditions exist or events occur, including without limitation situations contemplated by Section 10(d), and BNYM reasonably determines that it must take a course of conduct in response to such situation (including a course of action that constitutes taking no action) and must receive an Instruction from the Fund to direct its conduct, and BNYM so notifies two Authorized Persons of the Fund, and the Fund fails to furnish Instructions (“Response Failure”), BNYM will in good faith seek to determine the appropriate course of conduct in response to the circumstances and will have all rights with respect the conduct taken in good faith in such circumstances (including a course of action that constitutes taking no action) that it would have if the conduct were specified in Written Instructions.

(i) Any form furnished by the Fund to third parties for use in connection with the activities or services of BNYM contemplated by this Agreement that does not constitute a Standard Form or a form that is substantially equivalent in all material respects to a Standard Form (“Non-Standard Form”) shall constitute a Non-Standard Instruction subject to all terms of this Section 10 applicable to Non-Standard Instructions. BNYM may without liability hereunder decline to accept or act upon a Non-Standard Form and the Fund indemnifies and releases BNYM for and from Loss incurred in connection with declining to accept or act upon a Non-Standard Form.

11. Terms Relating to Responsibility and Liability.

(a) BNYM shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. BNYM shall be liable to the Investment Company (or any person or entity claiming through the Investment Company) for Loss the recovery of which is not otherwise excluded by another provision of this Agreement only to the extent the Loss is caused by the intentional misconduct, bad faith, reckless disregard, negligence or breach of the duties or obligations of BNYM (“Breach Conduct”) under this Agreement. Subject to this Section 11(a), BNYM shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, or any instruction, direction, notice or instrument reasonably believed by BNYM to be genuine. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to be Breach Conduct.

(b) Notwithstanding any other provision, and for all purposes, of this Agreement: Neither party nor its Affiliates shall be liable for any Loss (including Loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: natural disasters, such as floods, hurricanes, severe storms (storms of a nature substantially equivalent to hurricanes but not meeting other criteria necessary to receive an official hurricane designation), tornados, earthquakes and wildfires; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; non-performance by third parties (other than subcontractors of BNYM for duties or obligations described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an “Event Beyond Reasonable Control”) . Upon the occurrence of an Event Beyond Reasonable

Control, the affected Party shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long as the Event Beyond Reasonable Control or damages caused by it prevail and such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted.

(c) BNYM shall not be liable for any Loss arising out of any action, omission or conduct of any prior service provider of the Fund or for any failure to discover any action, omission or conduct of any prior service provider of the Fund that caused or could cause Loss.

(d) NOTWITHSTANDING ANY OTHER PROVISION OF THE AGREEMENT, IN NO EVENT SHALL ANY PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER DAMAGES WHICH ARE NOT DIRECT DAMAGES REGARDLESS OF WHETHER SUCH DAMAGES WERE OR SHOULD HAVE BEEN FORESEEABLE AND REGARDLESS OF WHETHER ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ALL AND EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES. FOR PURPOSES OF CLARIFICATION: NO OTHER PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED TO CONDITION, LIMIT, MODIFY, NULLIFY OR OTHERWISE PREVAIL IN WHOLE OR IN PART OVER THIS SECTION 11(d).

(e) Each party agrees to use commercially reasonable measures that do not require the expenditure of more than an insignificant sum to mitigate damages for which the other party may become responsible; provided, that such party provides notice as soon as reasonably practicable.

(f) With respect to securities data, files, reports, information and research furnished to BNYM by third parties (not delegated duties, subcontracted or otherwise engaged by BNYM to perform the services hereunder on its behalf) and included in the BNYM System (“Securities Data”), the Fund acknowledges that BNYM make no warranty concerning the Securities Data and BNYM disclaims all responsibility for the Securities Data, including its content, accuracy, completeness, availability or timeliness of delivery, and BNYM shall not be liable for Loss caused by “Errant Securities Data”, which is hereby defined to be Securities Data not being provided to BNYM with the content and at the time which is standard for the industry or which is required for performance of any service provided for herein in accordance with all applicable performance standards, including without limitation performance of the Licensed Services (as defined in Appendix C) and other BNYM services provided for in Appendix C; provided, however, with respect to transaction activity communicated to BNYM by the DTCC or NSCC, BNYM will maintain commercially reasonable processes and procedures to detect and attempt to resolve rejected transactions.

(g) Service Fee Credits. The KPI Document sets forth provisions applicable to the determination and assessment of Service Fee Credits. Service Fee Credits shall not be an exclusive remedy for any loss incurred as a result of Breach Conduct (which may be claimable as damages pursuant to the terms of this Agreement), but are intended to be a form of recompense to the Fund for failure by BNYM to deliver the Services in a proper, timely and consistent manner, in view of the key significance that the Service Levels have to the Fund. The application of Service Fee Credits shall be without prejudice to any rights of the Fund under this Agreement including the right of the Fund to terminate this Agreement or to claim damages from BNYM as a result of any matter constituting Breach Conduct that contributes to circumstances that cause Service Fee Credits to be owed by BNYM.

(h) If BNYM becomes aware of a matter that involves a check or draft drawn by a Shareholder or a check or draft issued to a Shareholder (or alternate payee) that is alleged to be fraudulently endorsed, a signature guarantee, signature validation or other guarantee or certification that is alleged to be fraudulently procured or tendered, or any other matter involving a payment instrument or system that may give rise to a claim under the Uniform Commercial Code as adopted by a particular State or Territory of the United States (“UCC”) or under a signature guarantee or other program, such as the Securities Transfer Agents Medallion Program, based on whole or in part on provisions of the UCC (“UCC Program”), BNYM will take commercially reasonable measures to investigate the matter (“UCC Matter”) and if it reasonably determines at any time due to the investigation that a Shareholder or the Fund possesses a valid claim under the UCC to recover any amount from a bank or other financial institution expressly subject to the UCC, BNYM will when considered commercially reasonable under the UCC take measures to file a claim on behalf of the Fund for recovery of the relevant amount with the appropriate party under the UCC or the UCC Program (“Initial Claim”). BNYM will inform the Fund if the claim is denied in whole or in part, if any recovery is made or if BNYM gets no response to the claim, and in the event of any recovery will consult with the Fund with respect to the depositing of the recovered amount in a Service Account, the crediting of a Shareholder account or any other appropriate conduct, and will provide reasonable cooperation at the Fund’s cost and expense with any actions the Fund may subsequently elect to take to seek any further recovery. Absent Breach Conduct in BNYM’s processing of any underlying transaction, as between the Fund and BNYM, the Fund shall be solely responsible for any amounts not recovered or not capable of being recovered in a UCC Matter, any market exposure (gain or loss) experienced by a Shareholder or the Fund as a result of a UCC Matter, any fraud or similar conduct not constituting a UCC Matter or involving a forged or unauthorized drawer signature or altered instrument, and all costs and expenses of seeking any recovery in a UCC Matter other than costs associated with filing any Initial Claim. This Section 11(i) sets forth the sole responsibility of BNYM with respect to the matters addressed herein.

(i) While performing this Agreement BNYM shall be entitled to rely on, and engage in conduct based upon, its reasonable interpretation of “Legal Authority” (which is hereby defined to mean all laws and all regulations, rules, legal process and other acts and communications of an official nature of governmental, quasi-governmental bodies, regulatory and self-regulatory bodies) and the analysis and advice of legal counsel, including such reliance and conduct in circumstances when available Legal Authority is in conflict or does not provide unambiguous precedent or guidance. BNYM may rely and act in accordance with the analysis and advice of legal counsel that is reasoned notwithstanding the existence or availability of a differing legal analysis or advice or of different interpretations. For the avoidance of doubt, such conduct is included within the conduct described in Section 12 (a). BNYM will endeavor in good faith to notify the Fund if it engages legal counsel in connection with conduct performed or to be performed as agent of the Fund (and not in connection with conduct performed or to be performed generally as agent for all similarly situated customers), and believes it will engage in conduct specifically as agent for the Fund (and not in connection with conduct performed or to be performed generally as agent for all similarly situated customers) based on the analysis or advice of such legal counsel that indicates the absence of reasonably established precedent or authority. For the avoidance of doubt, if the Fund directs BNYM in a Fund Communication to engage in conduct other than intended by BNYM based upon its reasonable interpretation of Legal Authority and BNYM engages in the conduct, such conduct is also included within the conduct described in Section 12(a).

(j)	This Section 11 shall survive termination of this Agreement.

12. Indemnification.

(a) The Fund agrees to indemnify, defend and hold harmless BNYM and its Affiliates, and to indemnify, defend and hold harmless the Custodian and its Affiliates in connection with services it provides pursuant to Section 3(a)(12), and the respective directors, trustees, officers, agents and employees of each, from any and all Losses arising directly or indirectly from any action or omission to act taken or omitted by or on behalf of BNYM in connection with the provision of Services to the Fund, provided that in each case in which indemnification is sought, BNYM has not acted contrary to the standard of care set forth in Section 11(a) and there has been no Breach Conduct by BNYM or its Affiliates in the course of such action or omission to act. The obligations of each Portfolio of each Fund under this Section 12(a) shall be the several (and not joint or joint and several) obligation of each such Portfolio.

(b) BNYM agrees to indemnify, defend and hold harmless each Fund and its Affiliates and their respective directors, trustees, officers, agents and employees, from any and all Losses arising directly or indirectly out of BNYM’s Breach Conduct in the performance of its duties under this Agreement.

(c)	This Section 12 shall survive termination of this Agreement.

13. Duration and Termination.

(a) This Agreement shall be effective commencing on the Effective Date and shall remain in effect with respect to a particular Fund or Service until 11:59 PM on the Services End Date (as defined in Schedule 6) applicable to the particular Fund or Service, at which time this Agreement shall terminate with respect to the particular Fund or Service.

(b) A Fund may terminate this Agreement by providing a written notice of termination to BNYM, specifying the date as which of this Agreement will terminate, at least 180 days and not more than 365 days in advance of the termination date so specified in the notice and paying the Early Termination Fee if such fee is owed under Section 13(k).

(c) BNYM may terminate this Agreement with respect to any Fund by providing a written notice of termination to the Funds, specifying the date as which of this Agreement will terminate, at least 365 days in advance of the termination date so specified in the notice.

(d) Without prejudice to its other rights under this Agreement, the Funds shall be entitled to terminate this Agreement without payment of an Early Termination Fee, unless specifically provided otherwise below, in accordance with the following:

(i)

In the event BNYM commits a Material Breach of the Agreement which is capable of being remedied but, following receipt of written notice of such Material Breach by BNYM from one or more Funds acting collectively, BNYM does not remedy the Material Breach within 60 days of receiving such notice (or within such other period as the Funds sending the notice, acting collectively, and BNYM may agree upon following receipt of such notice), such Funds, acting collectively, may terminate this Agreement by providing a written notice of termination to BNYM, specifying the date as of which this Agreement will terminate, which may be any date, including the date such written notice is provided;

(ii)

In the event BNYM commits a Material Breach of the Agreement which is not capable of being remedied, one or more Funds, acting collectively, may terminate this Agreement by providing a written notice of termination to BNYM, specifying the date as of which this Agreement will terminate, which may be any date, including the date such written notice is provided;

(iii)	Upon the occurrence of a “Qualifying Event”, which is hereby defined to be any one of the following:

(A)

a Change in Control (as defined in Appendix A) of BNYM and the Fund has not given its consent to such Change in Control, either through prior written consent or consent provided within 90 days of the Change in Control;

(B)	BNYM ceases to maintain a regulatory license, registration, permission or authorization that materially impairs its ability to provide the Services or any material portion thereof;

(C)

BNYM becomes the subject of a significant action (such as an enforcement action or investigation) by a regulatory authority with jurisdiction over BNYM that significantly impacts BNYM’s ability to provide Services to the Funds that is either (I) not resolved after 180 days, or (II) resolved in 180 days or less and in connection with such resolution a Federal regulator actively participating in the action finds in writing that BNYM materially violated the Federal Securities Laws or other Federal laws applicable to providing the Services;

and, in addition to the occurrence of the particular Qualifying Event, the Board determines in the exercise of its fiduciary obligation under the 1940 Act that the Qualifying Event has materially impaired BNYM’s ability to perform its duties under this Agreement, then one or more Funds may terminate this Agreement by providing a written notice of termination to BNYM, specifying the date as of which this Agreement will terminate, which may be any date, including the date such written notice is provided. BNYM will notify the Fund promptly upon the occurrence of a Qualifying Event, but BNYM’s failure to provide such notice shall not adversely affect a Fund’s ability to terminate the Agreement if it independently discovers the existence of a Qualifying Event;

(iv)

In the event any Fund is required by the written directive of the SEC or other applicable federal or state regulatory or self-regulatory organization with jurisdiction over the Fund (the “Issuing Regulator”) to terminate this Agreement or to cease to receive or procure one or more Services from BNYM or to cease to carry on the business for the purpose of which it requires the Services due to any circumstance relating specifically to BNYM (“Termination Directive”), such Fund shall provide BNYM with a copy of the Termination Directive as promptly as permitted by such Termination Directive, if permitted, and thereafter be entitled to terminate the Agreement or impacted Services in accordance with the requirements of the Termination Directive subject to the following:

(A)

if BNYM does not appeal the Termination Directive in writing with the Issuing Regulator within 45 days of receiving the copy of the Termination Directive or within such shorter period as may be permitted by the Termination Directive, and delaying termination for such period does not cause the Fund to violate the Termination Directive, the Fund may terminate the Agreement by providing written notice of termination to BNYM at any time after the passing of such 45- day period which specifies the date as of which this Agreement or impacted Services will terminate, which may be any date, including the date such written notice is provided;

(B)

if BNYM appeals the Termination Directive in writing with the Issuing Regulator within the periods described in subclause (A) above, but the Issuing Regulator determines in writing not to withdraw a termination requirement in the Termination Directive, and delaying termination until the issuance of such written determination does not cause the Fund to violate the Termination Directive, the Fund may terminate the Agreement by providing written notice of termination to BNYM at any time after the issuance of such written determination which specifies the date as of which this Agreement or impacted Services will terminate, which may be any date, including the date such written notice is provided; or

(C)

if the giving of a notice of termination subject to compliance in all material respects with subclauses (A) or (B) above would cause the Fund to violate the Termination Directive, the Fund may terminate the Agreement by providing written notice of termination to BNYM which specifies the date as of which this Agreement or impacted Services will terminate, which may be any date, including the date such written notice is provided, unless BNYM has appealed the Termination Directive, in which case the specified date of termination shall be the last date permitted by the Termination Directive.

(v)

The Funds acting collectively may terminate this Agreement by providing a written notice of termination to BNYM, specifying the date as of which this Agreement will terminate, which may be any date, including the date such written notice is provided, provided the circumstances described below giving rise to the termination right are continuing at the time of BNYM’s receipt of such written notice, if as a result of an Event Beyond Reasonable Control:

(A)	BNYM is prevented from performing the whole or substantially the whole of the Services, or of any key elements of the Services, for a continuous period in excess of 90 days; or

(B)

BNYM is prevented from performing any of its obligations under this Agreement for a continuous period in excess of 14 days and during that period it has not used all commercially reasonable efforts to: bring the Event Beyond Reasonable Control preventing or delaying the performance of its obligations to an end, find a solution by which its obligations under this Agreement may be performed despite the continuance of the Event Beyond Reasonable Control or mitigate the severity of the Event Beyond Reasonable Control, including by implementing its business continuity and disaster recovery plan; or

(vi)

If a Fund Board determines in the exercise of its fiduciary obligations under the 1940 Act, following its review of this Agreement, that termination of this Agreement is in the best interest of the Fund, then such Fund may terminate this Agreement by (A) providing a written notice of termination to BNYM, specifying the date as of which this Agreement will terminate, at least 90 days in advance of the termination date so specified in the notice, and (B) paying BNYM any required Early Termination Fee in accordance with Section 13(k).

(e) (1) Notwithstanding any other provision of this Agreement, the Funds or BNYM may in their or its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following to such other party:

(i)	such party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding;

(ii)

such party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against such party any such case or proceeding;

(iii)	such party makes a general assignment for the benefit of creditors; or

(iv)	such party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due.

(2) Each of the Funds, on one hand, and BNYM may exercise its termination right under this Section 13(e) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Funds or BNYM of its termination right under this Section 13(e) shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding clause (iii) of Section 15, notice of termination under this Section 13(e) shall be considered given and effective when given, not when received.

(f) Each party will notify the other party promptly of any occurrence of the circumstances specified in Sections 13(e). No failure or delay by a party to give any such notice will prejudice or limit the rights of the other party to terminate this Agreement (whether arising out of, in connection with or relating to this Agreement or otherwise).

(g) In the event of a material breach of this Agreement by one or more Funds, BNYM may, without prejudice to its other rights under this Agreement, terminate this Agreement in accordance with the following:

(i)

If the material breach is capable of being remedied and BNYM notifies the breaching Funds in writing of the breach and all breaching Funds do not remedy the material breach within 150 days of receiving such notice, BNYM may terminate this Agreement with respect to all breaching Funds by providing a written notice of termination to the breaching Funds, specifying the date as of which this Agreement will terminate, which may be any date, including the date such written notice is provided;

(ii)

If the material breach is not capable of being remedied, BNYM may terminate this Agreement with respect to all breaching Funds by providing a written notice of termination to the breaching Funds, specifying the date as of which this Agreement will terminate, which may be any date on or after the 150th day following the date such written notice is provided;

provided, however:

(x)	for the avoidance of doubt, the failure by the Funds to pay an invoiced fee disputed and thereafter negotiated in good faith shall not constitute a material breach of the Agreement;

(y)

BNYM may terminate this Agreement with respect to all Funds in the notice provided pursuant to clause (i) above if it determines that under the circumstances it is not in the best interests of BNYM to provide Services to the non-breaching Funds; and

(z)

during any period that the material breach is unremedied and at all times following the giving of any notice of termination under this Section 13(g) that this Agreement remains in effect: (I) the operation and effectiveness of the KPI Document may be suspended by BNYM; provided, however, if the material breach can with reasonable specificity be attributed to one or more Funds in particular and if the methodology used to track performance of one or more Measured Services (as defined in the KPI Document) tracks performance with respect to each Fund on an individually separate and distinct basis, then BNYM may suspend the operation and effectiveness of the KPI Document solely with respect to the specific breaching Funds and solely with respect to Measured Services not tracked for each Fund on an individually separate and distinct basis, and (II) without liability of any nature hereunder, BNYM may modify or suspend individual Services to all Funds solely to mitigate damages caused or that it is reasonably likely to be caused by the material breach.

(h) In the event that an entity providing significant advisory or management services to a Fund (“Significant Service Provider”) undergoes a Change in Control which results in the Significant Service Provider coming under the Control of a third party who is a Competitor, BNYM may terminate this Agreement with respect to the Funds advised, managed or administered by such Significant Service Provider by providing such Funds at any time after the 90th day following the Change in Control written notice of termination, specifying the date as of which this Agreement will terminate, which may be any date, including the date such written notice is provided, if such Competitor and BNYM do not enter into an agreement reasonably satisfactory to BNYM containing controls, firewalls, security procedures, access and use restrictions and other provisions reasonably designed to safeguard BNYM’s Confidential Information and Intellectual Property Rights (“Security Agreement”). Following announcement of the circumstances that would (if consummated) constitute a Change in Control up to and including such time as a Security Agreement is executed, the Funds agree to consult with BNYM and implement commercially reasonable measures to restrict access to and use of the BNYM System by persons not associated with the Funds or the Significant Service Provider prior to said announcement.

(i) In lieu of exercising a right of termination the Funds may have pursuant to Section 13(b), 13(d), or 13(e), the Funds may terminate one or more Services in accordance with the applicable provisions of Sections 13(b), 13(d), or 13(e), as applicable, subject to the following additional terms:

(i)	The Funds may terminate one or more Severable Fee Services for one or more Funds, subject to the following:

(A)

the terms of Schedule 6 shall apply to the termination of the Severable Fee Service as though it were a termination of the Agreement, with appropriate adjustments to account for the difference between a termination of the Agreement and the termination of a Service; and

(B)

without limiting or modifying the terms of Schedule 6 in any manner, Fees for the terminated Severable Fee Services as set forth in the Fee Agreement shall cease as of the date BNYM ceases to perform the Severable Fee Service.

(ii)	The Funds may terminate one or more Services that do not constitute a Severable Fee Service, subject to the following:

(A)

In the event BNYM reasonably determines that the Services with respect to which the Funds provided a termination notice are operationally distinct and separate from the other Services provided under the Agreement but are not invoiced to the Funds pursuant to a separately identifiable fee in the Fee Agreement (“Separable Service”), BNYM shall notify the Funds of such determination as promptly as practicable under the circumstances and BNYM shall not be obligated to terminate the particular Separable Service until BNYM and the terminating Fund execute a written agreement with respect to the effect of the termination on the specific Fee or Fees relating to such Separable Service on the Fee Agreement (“Separable Service Agreement”).

(B)

In the event BNYM reasonably determines that the Services with respect to which the Funds provided a termination notice are not operationally distinct and separate from the other Services provided under the Agreement (“Non-Separable Service”), BNYM shall notify the Funds of such determination as promptly as practicable under the circumstances and clearly identify the Services operationally connected to the Non-Separable Services, and BNYM shall not be obligated to terminate the particular Non-Separable Service unless the Funds elect in writing to terminate the Non-Separable Service and all other Services identified by BNYM as being operationally connected to the Non-Separable Service (collectively, the “Collective Services”) and BNYM and the terminating Fund execute a written agreement with respect to the effect of the termination of those Collective Services on the Fee Agreement (“Collective Services Agreement”).

(C)

The terms of Schedule 6 shall apply to the termination of a Separable Service and Collective Services as though the termination were a termination of this Agreement, with appropriate adjustments to account for the difference between a termination of the Agreement and a termination of a Separable Service or Collective Services, as the case may be; provided, however, any termination date given under a Fund Termination Notice that is earlier than the date of a Separable Services Agreement or Collective Services Agreement, as applicable, shall instead be deemed to be the date of the Separable Services Agreement or Collective Services Agreement, as applicable.

(j) If at any time after this Agreement has been terminated pursuant to one or more Fund Termination Notices or BNYM Termination Notices, or both, with respect to one or more Funds or Services, or both, Average Revenues are less than Average Expenses, BNYM may, following good faith negotiations with the remaining Funds, for at least 60 days, terminate this Agreement with respect to all remaining Funds by providing written notice to such Funds of such termination and specifying the termination date, which may be any date, including the date the notice is given, unless a later termination date has been specified in any prior Termination Notice in which case the termination date shall be deemed to be such later prior-specified termination date. BNYM acknowledges that where Funds and/or Services are transferred to an affiliate of BNYM, such transfer shall not be deemed a termination for this Section 13(j).

(k) In the event that a Fund prior to the third (3rd) anniversary of the Effective Date terminates the Agreement pursuant to Section 13(b) or 13(d)(vi), or in lieu of a termination of the Agreement pursuant to Section 13(b) or 13(d)(vi) terminates transaction processing or recordkeeping services pursuant to Section 13(i), then, in addition to all other Fees, charges and amounts that the Funds may owe in connection with such terminations and Deconversions under other provisions of this Agreement, the terminating Fund shall pay BNYM an amount determined as set forth in the table below prior to the termination date (the “Early Termination Fee”):

Services End Date (as defined in Schedule 6)	Amount Equal To
On or prior to 1st anniversary of Effective Date	Core Fees (not including Reimbursable Expenses) invoiced to the terminating Fund during the 12 full calendar months immediately prior to such date

On or prior to 2nd anniversary of Effective Date but after 1st anniversary of Effective Date	2/3 of Core Fees (not including Reimbursable Expenses) invoiced to the terminating Fund during the 12 full calendar months immediately prior to such date

On or prior to 3rd anniversary of Effective Date but after 2nd anniversary of Effective Date	1/3 of Core Fees (not including Reimbursable Expenses) invoiced to the terminating Fund during the 12 full calendar months immediately prior to such date

(l) The termination of this Agreement for any reason whatsoever is without prejudice to any other rights and remedies of the parties (whether arising out of, in connection with or relating to this Agreement or otherwise).

14. Policies and Procedures.

(a) BNYM shall perform the services provided for in this Agreement in accordance with the written policies, processes, procedures, manuals, documentation and other operational guidelines of BNYM governing the performance of the services in effect at the time the services are performed (“Standard Procedures”). BNYM may embody in its Standard Procedures, including Standard Procedures for determining whether an instruction it receives is “in good order” (“IGO”) or is “not in good order” (“NIGO”), and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with generally accepted industry practices, principles or standards (“Industry Standard”). Likewise, when in connection with providing a service, including IGO and NIGO determinations, BNYM is required to engage in conduct for which it does not have a Standard Procedure or Standard Procedures only partially address the facts and circumstances of a particular issue, BNYM may engage in and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with Industry Standards. In making the decisions described in the foregoing sentences BNYM may rely on such information, data, research, analysis and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances. For clarification: the published guidelines of the Securities Transfer Association shall constitute an Industry Standard on the subject matter addressed therein. BNYM may revise the Standard Procedures in accordance with the provisions of this Section 14(a). BNYM will notify the Fund in writing of any material change to a Standard Procedure in a manner that is timely given the nature of the change.

(b) Notwithstanding any other provision of this Agreement, the following terms of this Section 14(b) shall apply in the event facts, circumstances or conditions exist or events occur which would require a service to be provided hereunder other than in accordance with BNYM’s Standard Procedures, or if BNYM is requested by the Fund, or a third party authorized to act for the Fund, to deviate from a Standard Procedure in connection with the performance of a service hereunder or institute a service or procedure with respect to which there is no Standard Procedure (collectively, a “Non-Standard Procedure”):

(i)

BNYM shall not under any circumstances be obligated to engage in any course of conduct it reasonably determines to constitute a Non-Standard Procedure. BNYM reserves the right prior to committing any resources, or incurring any out-of-pocket expenses, to evaluate, develop or implement a Non-Standard Procedure to require that the Fund agree in writing to reimburse BNYM for all costs and expenses incurred in connection with evaluating, developing and implementing a Non-Standard Procedure, including without limitation costs associated with consulting with and obtaining the opinions of programmers, specialists, legal counsel, consultants or other third parties reasonably considered by BNYM to be appropriate in light of the particular Non-Standard Procedure (“Exception Research”) and the costs associated with utilizing internal resources to develop and implement the Non-Standard Procedure, and to pay the fees and charges established by BNYM for performing the Non-Standard Procedure. The Fund may, in place of agreeing to reimburse BNYM for the costs of Exception Research, agree in such preliminary written agreement to provide BNYM with all Exception Research reasonably requested by BNYM at the Fund’s cost and expense.

(ii)

Notwithstanding the right reserved to BNYM by the first sentence of subsection (b)(i) above, following receipt of all requested Exception Research, if any, BNYM may, in its sole discretion, as an accommodation and not pursuant to any obligation, agree to provide a Non-Standard Procedure if it receives an executed written document from the Fund containing terms and conditions reasonably satisfactory to it, including without limitation, terms constituting additional agreements with respect to fees, charges, and expenses, terms constituting warranties, representations and covenants appropriate to the particular course of conduct constituting the Non-Standard Procedure, terms specifying with particularity the course of conduct constituting the Non-Standard Procedure, and provisions providing BNYM with full indemnification for any BNYM Loss and full release from any liabilities to the Fund arising in connection with a course of conduct taken by BNYM pursuant to the Non-Standard Procedure.

(iii)	BNYM reserves the right following receipt of all Exception Research and notwithstanding such receipt to continue to decline to perform the Non-Standard Procedure for a Bona Fide Reason.

(iv)

BNYM agrees to act in accordance with a Non-Standard Procedure if BNYM executes the Fund-executed written document referred to in Section 14(b)(ii) (the procedures in such mutually executed document being an “Exception Procedure”).

(c) In the event that Fund requests documentation, analysis or verification in whatsoever form regarding the commercial reasonableness or industry acceptance of conduct provided for in a Standard Procedure, BNYM will cooperate to furnish such materials as it may have in its possession at the time of the request or which can reasonably be obtained without cost to the Fund, but the Fund agrees to reimburse BNYM for all out of pockets costs and expenses incurred, including the costs of legal or expert advice or analysis, in obtaining additional materials in connection with the request.

15. Notices. Notices permitted or required by this Agreement shall be in writing and:

(i)	addressed as follows, unless a notice provided in accordance with this Section 15 shall specify a different address or individual:

(A)

if to BNYM, to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; with a copy to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Senior Counsel—Transfer Agency; and

(B)	if to the Fund, to [Name of Fund], 40 East 52nd Street, New York, New York 10022, Attention: General Counsel; with a copy to President and Chief Executive Officer .

(ii)

delivered by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient; or facsimile sending device providing for automatic confirmation of receipt; and

(iii)	deemed given on the day received by the receiving party.

16. Amendments.

(a) This Agreement, or any term thereof, including without limitation the Schedules, Exhibits and Appendices hereto, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

(b) Notwithstanding subsection (a) above, in the event an officer of an Investment Company, Authorized Person or other person acting with apparent authority on behalf of an Investment Company requests that BNYM perform some or all of the services provided for in this Agreement for a Portfolio not listed on Schedule B, as amended, and such Portfolio accepts such services and the relevant Investment Company or Portfolio pays amounts provided for in the Fee Agreement as Fees and Reimbursable Expenses, then in the absence of an express written statement to the contrary such services are provided in accordance with the terms of this Agreement, Schedule B is deemed amended to include the particular Portfolio and the Portfolio shall be bound by the terms of this Agreement with respect to all matters addressed herein, except that BNYM may terminate such deemed amendment to this Agreement, and terminate Services to such Portfolio, if within 90 days of the first such acceptance of services by the Portfolio, the Portfolio (or the Portfolio it constitutes a series, class, tier or other subdivision of) does not execute an written amendment to Schedule B on terms mutually acceptable to BNYM and the Investment Company in their respective sole discretion. BNYM and the Investment Company each reserve the right to negotiate terms appropriate to such additional Portfolios which differ from the terms herein.

17. Assignment; Subcontracting. Except as expressly provided in this Section 17, no party may assign or transfer this Agreement or assign or transfer any right or obligation hereunder without the written consent of the other party and any attempt at such assignment or transfer, or any such assignment or transfer, shall be void. For clarification: “assign” and “transfer” as used in the foregoing sentence are intended to mean conveyances (whether by contract or operation of law) which fully and irrevocably vest in the assignee or transferee exclusively all the rights and obligations being conveyed and fully and irrevocably divest the assignor or transferor of all the rights and obligations being conveyed. A merger, a sale of a majority or more of the assets, equity interests or voting control, or a transfer by operation of law or pursuant to court order shall be considered a “transfer” under this Section. Notwithstanding the foregoing: To the extent appropriate under rules and regulations of the NSCC, BNYM may satisfy its obligations with respect to services involving the NSCC through an Affiliate that is a member of the NSCC by delegation or subcontracting; BNYM may assign or transfer this Agreement to an Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNYM gives the Investment Company sixty (60) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the Investment Company’s receipt of services under this Agreement in any material respect, the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNYM, and BNYM resolves to the reasonable satisfaction of the Funds any concerns that the Funds have raised in writing with BNYM regarding the assignment or transfer; and BNYM may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNYM of any of its liabilities, duties or obligations hereunder.

18. Insurance. BNYM shall, procure and maintain in effect all insurance coverages required by law, and further, shall procure and maintain the policies of insurance (regardless of whether such insurance is required by law) covering claims and liabilities arising from this Agreement as identified in Appendix D:

19. Service Delivery Collaboration.

(a) The parties to this Agreement recognize the importance of the continued controlled delivery of the Services and further recognize that it may be necessary to collaborate to secure continued delivery of the Services.

(b) The circumstances in which the parties may wish to collaborate pursuant to this Section 19 would occur when BNYM advises the Fund that it has concerns over its continued ability to provide the Services without additional support and assistance; provided that, such circumstances would be outside those envisaged by or accommodated by the other provisions of this Agreement, including without limitation, the plan described in Schedule 4 (such event, a “Step-In Event”).

(c) Upon the occurrence of a Step-In Event, the parties commit in principle to collectively consider the expertise and resources (whether financial or other resources) that may be offered to BNYM for a period of time to enable the short-term continuation of necessary Services, enabling an orderly plan to be taken over the longer-term delivery of such Services.

(d) The parties further agreed to work together in good faith to determine those business activities of BNYM which are necessary and essential to deliver the Services, and those business activities of BNYM that are no longer necessary in the light of the conditions that have resulted in the Step-In Event.

(e) For clarification: this Section 19 is aspirational only, is intended to articulate one means of cooperation that is possible between the parties in circumstances that might fit within the descriptions contained in this Section 19 and shall not be interpreted to impose a duty on any party, to preclude other means of cooperation between the parties or influence in any manner how any other provision of this Agreement is interpreted.

20. Miscellaneous.

(a) Entire Agreement. This Agreement embodies the final, complete, exclusive and fully integrated record of the agreement of the parties on the subject matter herein and supersedes all prior agreements and understandings relating to such subject matter, including without limitation the Prior Agreements, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b) No Changes that Materially Affect Obligations. Notwithstanding any other provision of this Agreement, BNYM shall have no obligation to modify any Service or adopt a new Service, act in accordance with Instructions, modify Written Procedures or adopt new Written Procedures or engage in any other conduct as a result of any modification made by a Fund to its registration statement or other Shareholder Materials or its adoption or modification of any policies or procedures except those obligations it incurs pursuant to the operation of, as appropriate, of Schedule 3, Section 10 or Section 14.

(c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d) Information. The Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund.

(e) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to its principles of conflicts of law that would apply the law of another jurisdiction. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act (“UCITA”), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the Parties agree to opt out of the applicability of UCITA pursuant to the “opt out” provisions contained therein.

(f) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to those certain provisions providing for rights of the Custodian or obligations of the Fund with respect to the Custodian, and those certain provisions benefitting Affiliates of the parties, this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(h) No Representations or Warranties. Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. BNYM disclaims any warranty of title or non-infringement except as expressly set forth in this Agreement.

(i) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM’s affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the name, address and taxpayer identification number or other government-issued identification number of the Fund or others, and, if such other is a natural person, that person’s date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(j) Compliance with Law. Each of BNYM and the Fund agrees to comply in all material respects with the respective laws, rules, regulations and legal process applicable to the operation of its business (“Applicable Laws”). For clarification: Applicable Law with respect to BNYM means the laws, rules, regulations and legal process applicable to BNYM directly, not derivatively by virtue of providing a service to or performing a function for the Fund. The Fund agrees that BNYM is not obligated to assist the Fund with, or bring the Fund into, compliance with laws, rules, regulations and legal process applicable to the Fund, that the Fund is solely responsible for such compliance, except where BNYM has expressly agreed to provide that compliance service as a service hereunder; provided that any change is made consistent with Section 20(b).

(k) Use of “Fund”. In the event “Fund” as used in this Agreement refers to Portfolios listed on Appendix B, notwithstanding such use, the Investment Company bears to the extent permitted by law all responsibilities, obligations, liabilities and duties of all such Portfolios to the extent not performed by such Portfolios.

(l) Additional Fund Adoption. Notwithstanding any other provision in this Agreement, if BNYM is requested orally or in writing to provide services under this Agreement to any Investment Company that is not a party to this Agreement or any class, tier, portfolio, series or other subdivision of an Investment Company that is not party to this Agreement (“Additional Fund”), and BNYM provides such services under this Agreement to such Additional Fund, then, from the date BNYM commences providing such services, such Additional Fund shall be deemed a party to and bound by the terms and conditions of this Agreement with respect to all matters addressed herein even in the absence of a writing by such Additional Fund agreeing to be so bound by this Agreement.

(m) Requests to Transfer Information to Third Parties. In the event that the Fund, other than pursuant to a Standard Procedure, whether by Written Instructions, Fund Communications or otherwise, requests or instructs BNYM to send, deliver, mail, transmit or otherwise transfer to a third party which is not a subcontractor of BNYM and which is not the DTCC, NSCC or other SEC-registered clearing corporation, or to make available to such a third party for retrieval from within the BNYM System, any information in the BNYM System: BNYM may decline to provide the information requested on the terms contained in the request due to legal or regulatory concerns, transmission specifications not supported by BNYM, or other good faith or bona fide business reasons, but will in good faith discuss the request and attempt to accommodate the Fund with respect to the request, and BNYM will not be obligated to act on any such request unless it agrees in writing to the terms of the information transfer. In the event BNYM so agrees in writing to transfer information or make it available within the BNYM System: the Fund shall pay the fee it has agreed to pay, or in the absence of an agreed fee a reasonable fee based on BNYM’s prevailing rates for customers comparable to the Fund for such activity, upon being invoiced same; BNYM shall have no liability or duty with respect to such information after it releases the information or makes it available within the BNYM System, provided BNYM does not commit Breach Conduct when executing the express instructions of the written information transfer request; and BNYM shall be entitled to the indemnification provided for at Section 12 in connection with the activities contemplated by any such written information transfer request.

(n) Service Indemnifications; Survival. Any indemnification provided to BNYM by the Fund in connection with any service provided under the Agreement, including by way of illustration and not limitation, indemnifications provided in connection with Accepted Non-Standard Instructions and Exception Procedures (“Service Indemnifications”), shall survive any termination of this Agreement. In addition, Sections 4, 5, 7, 10(d), 10(e), 10(g), 10(h), 10(i), 11, 12, 20(h), 20(m) and 20(n) and provisions necessary to the interpretation of such Sections and any Service Indemnifications and the enforcement of rights conferred by any of the foregoing shall survive any termination of this Agreement. In the event the Board of the Fund authorizes a liquidation of the Fund or termination of the Agreement, BNYM may require as a condition of any services provided in connection with such liquidation or termination that the Fund make provisions reasonably satisfactory to BNYM for the satisfaction of contingent liabilities outstanding at the time of the liquidation or termination.

(o) Governance Arrangements. The parties will strive to manage this Agreement and the Services in accordance with the governance structure set out in Schedule 5 (Governance). However, the parties intend for the provisions of Schedule 5 (Governance) be aspirational in nature, and no failure of a party to comply with the provisions of Schedule 5 (Governance) shall, by itself, give rise to liability to the other party or preclude the non-complying party from exercising any right or remedy that would otherwise be available to such party under this Agreement or pursuant to Applicable Law. Notwithstanding the foregoing, the provisions of Article 2 of Schedule 5 (Governance) shall be binding on the parties for all purposes of this Agreement and the attached Schedules (this provision is intended to clarify that the working teams, which are used throughout the agreement and are defined in Schedule 5, are binding definitions).

(p) Benchmarking. Schedule 5 regarding benchmarking shall apply to the parties in accordance with its terms.

(q) Reports and Information. BNYM shall provide the Funds with the reports specified in Schedule 7 (“Schedule 7 Report”) within the periods of time prescribed in Schedule 7 and, except with respect to the category of reports labeled “Other” (“Other Reports”), which shall be governed by the footnote contained in Schedule 7, at no additional cost to the Fund. In the event a Fund requests a Schedule 7 Report in a period of time less than or sooner than that provided for in Schedule 7 due to the ad hoc request of a Regulatory Authority or ad hoc need to meet a requirement of Applicable Law (“Quick Reports”), BNYM shall take reasonable measures to provide the requested Quick Report. For clarification: BNYM may utilize the Dedicated Team (as defined in Schedule 3) to comply with Fund requests for Other Reports (that are not standard FSR Reports) made in compliance with Schedule 3 and Quick Reports or other resources available to it; but in the event BNYM reasonably determines to utilize resources other than the Dedicated Team and the effort to comply with the Fund request requires more than an insignificant amount of additional resources, BNYM shall be entitled compensation at the “Technology Customization Fee” (as set forth in the Fee Agreement) appropriate for the service rendered and reimbursement of expenses. For the avoidance of doubt: BNYM’s obligations under Schedule 7 are separate and additional to BNYM’s obligations to provide any other reports expressly provided for in this Agreement.

(r) 529 Plans. The Options listed on Appendix B shall additionally be governed by the specific provisions set forth in Schedule 9 (529 College Savings Plan Services). To the extent that that there is any conflict between the provisions of this Agreement and the provisions of Schedule 9 (529 College Savings Plan Services), with respect to those Options, the provision in Schedule 9 shall be determinative.

(s) Liability of Trustees, etc. The names “[Name of RIC]” and “Trustees of [Name of RIC]” refer specifically to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated                 , which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “[Name of RIC]” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, officers, Shareholders, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of Shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

(t) Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

(u) No partnership or agency. Nothing in this Agreement establishes a partnership, a joint venture, or the relationship of principal and agent between the Fund and any other person and neither BNYM nor any BNYM personnel has any authority or power to bind the Fund in any way.

(v) Counterparts. This Agreement may be executed in one or more counterparts and each such counterpart shall be deemed an original, with all such counterparts together constituting one and the same instrument.

(w) Schedules 1 through 9 shall apply in accordance with their terms.

21. Termination of Prior Agreements. Upon execution of this Agreement, all Prior Agreements shall immediately terminate.

22. Appendix B/F Updating.

(a) The parties shall cooperate to update Appendix B and Appendix F (e.g., delete liquidated Investment Companies and Portfolios, add Investment Companies and Portfolios being serviced in accordance with Section 16(b) or 20(l), delete Investment Companies and Portfolios merged into other Investment Companies or Portfolios) within 30 days of the end of each calendar quarter to reflect changes to (i) Investment Companies and Portfolios receiving Services pursuant to this Agreement, with respect to Appendix B, and (ii) Investment Companies and Portfolios that are Custody Clients and a party to this Agreement, with respect to Appendix F.

(b) The parties agree that in addition to the provisions of Section 16 (with respect to Appendix B and Appendix F) and 19(l) (with respect to Appendix B), Appendix B and Appendix F (collectively, “Appendix B/F” for purposes of this Section 22) may be amended for purposes of Section 22(a) and otherwise without an executed written amendment if (i) any member of the BlackRock Relationship Team (as identified in Schedule 5) delivers by email to the BNYM Senior Customer Service Officer or a BNYM Customer Service Officer (all as identified in Schedule 5): (A) two copies (as such copies are further described in the second sentence) of an amended and restated Appendix B/F in a Microsoft Word document (extensions .doc or .docx) or in an electronic image that allows selected text to be copied (extension .pdf), dated as of the date such amended and restated Appendix B/F is intended to be effective, and (B) a covering email for the document or documents described in clause (i) that identifies the attachment as an amended and restated Appendix B/F being delivered pursuant to this Section 22(b), and (ii) the BNYM Senior Customer Service Officer or a BNYM Customer Service Officer, as the case may be, receiving the email message and attachment(s) acknowledges in a responding email (which retains the original message of the BlackRock Relationship Team) that the amended and restated Appendix B/F has been received. The two copies delivered in accordance with the foregoing shall consist of one “clean” version of the amended and restated Appendix B/F which lists all Funds intended to appear on such appendix without markings of any nature reflecting comments or changes or similar notations, and one “redline” or “marked” version of the amended and restated Appendix B which lists all Funds intended to be included on such appendix and indicates with strikethroughs, underlining and other common markings the changes to the amended and restated Appendix B/F from the prior version of the Appendix B/F and any comments of the Funds that the Funds determine to include.

(c) Each Fund that becomes a party to this Agreement pursuant to Section 16(b), 20(l) or 22 agrees to be bound by all terms of this Agreement as if an original signatory hereto and, in addition, each Custody Client that becomes a party to this Agreement after the Effective Date further agrees to be bound by Appendix D as if an original signatory thereto.

[Remainder Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.

By:
Name:
Title:

On behalf of each Fund listed on Appendix B to the TA Agreement as subject to the Fee Letter 1 (excluding the BlackRock CollegeAdvantage Options listed on Appendix B), each such Fund in its individual and separate capacity, and not on behalf of any other Fund.

By:
Name:
Title:

BlackRock Advisors, LLC

(solely with respect to the Blackrock CollegeAdvantage Options listed on Appendix Band each Fund listed on Appendix B to the TA Agreement as subject to the Fee Letter 2, each such Fund in its individual and separate capacity, and not on behalf of any other Fund)

By:
Name:
Title: